Exhibit 2.1
Execution Copy
STOCK PURCHASE AGREEMENT
BY AND AMONG
SELECT MEDICAL CORPORATION,
NEXUS HEALTH SYSTEMS, INC.,
NEUROBEHAVIORAL MANAGEMENT SERVICES, L.L.C.,
NEXUS HEALTH INC.
AND
THE STOCKHOLDERS OF NEXUS HEALTH SYSTEMS, INC.
Dated as of March 26, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS

Exhibit A	Form of Non-Compete, Non-Solicitation and Confidentiality Agreements
Exhibit B	Sellers Persons with Knowledge
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Opinion of McDermott Will & Emery LLP
Exhibit E	Transferred Contracts
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Successor Liability with Joint and Several Liability Agreement
Exhibit H	Gap and Other Insurance Coverage Issues
Exhibit I	Facilities

-i-

DEFINED TERMS

Page
2006 Audited Financial Statements	54
2006 Unaudited Financial Statements	17
ACMs	24
Acquisition Transaction	2
Affiliate	2
Agreement	3
Assignment and Assumption Agreement	10
Balance Sheet	18
Balance Sheet Date	18
Basket Amount	61
Business	3
Business Day	3
Buyer	1
Buyer Excluded Representations	61
Buyer Expiration Date	58
Buyer Indemnitees	3
Cap Amount	62
Cash	3
Children’s Hospital	30
Closing	9
Closing Cash	11
Closing Date	10
Closing Date Balance Sheet	11
Closing Date Purchase Price	3
Closing Indebtedness	11
Closing Statement	11
Closing Working Capital	11
Code	3
Company	1
Company Pre-Closing Returns	44
Company Subsidiaries	15
Company Subsidiary	15
Company Subsidiary Equity Interests	16
Confidentiality Agreement	40
Contracts	21
Damages	3
Development Projects	17
Dispute Notice	11
DOL	25
Employee Plans	25
Encumbrance	3
Entity	3

-i-

Page
Environmental Law	3
Environmental Permits	24
ERISA	4
ERISA Affiliate	25
Escrow Agent	10
Escrow Agreement	10
Escrow Amount	10
Escrow Funds	10
Estimated Cash	11
Estimated Closing Balance Sheet	11
Estimated Indebtedness	11
Estimated Net Working Capital	11
Estimated Purchase Price	9
Excess Company Taxes	4
Excess Taxes	4
Facility	30
Filings	31
Final Closing Cash	12
Final Closing Indebtedness	12
Final Closing Working Capital	12
Financial Statements	17
GAAP	4
General Partnership Interests	1
Governmental Body	4
Hazardous Substances	24
Health Care Program	36
Hill-Burton Act	37
Hospital	30
HSR Act	51
Indebtedness	4
Indemnitors	5
Indemnity Escrow	10
Indemnity Escrow Amount	10
Indemnity Escrow Fund	10
Indemnity Percentage	5
Independent Accounting Firm	5
Intellectual Property	22
Interest Rate	5
Interim Balance Sheet	17
IRS	25
Knowledge	5
Leased Real Property	19
Legal Proceeding	5
Legal Requirement	5
Licenses	5
Limited Partnership Interest	1

Page
Litigation Conditions	63
LTCH	30
Management	24
Material Adverse Effect	6
Minority Partnership Interest	1
Net Working Capital	6
Neurobehavioral	1
Nexus Health	1
Nexus Health Systems	1
NHS Limited Partnership	1
NHS Limited Partnerships	1
Non-Compete, Non-Solicitation and Confidentiality Agreement	2
Notice of Objection	47
Owned Real Property	19
Partnership Interests	1
Payment	37
Permitted Liens	7
Person	7
Pre-Closing Period	40
Professional Employee	34
Proposed Final Allocation	47
Purchase Price	9
Purchase Price Adjustment Escrow	10
Purchase Price Adjustment Escrow Amount	10
Purchase Price Adjustment Escrow Fund	10
Real Property	20
Release	24
Released	24
Released Claims	65
Releasees	65
Representatives	7
Seller	1
Seller Excluded Representations	61
Seller Expiration Date	58
Seller Indemnitees	7
Sellers	1
Siemens Contract	7
Stark Act	35
State Health Care Program	36
Stockholder	1
Stockholders	1
Subsidiary	7
Target Working Capital	8
Tax	8
Tax Return	8
Taxing Authority	27

Page
Third Party Claim	63
TK Expenses	8
Transaction Fees and Expenses	8
Transferred Contracts	2
WARN Act	30
Woodlands LP	1

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is made and entered into as of March 26, 2007, by and among Select Medical Corporation, a Delaware corporation (“Buyer”), Nexus Health Systems, Inc., a Delaware corporation (“Nexus Health Systems”), Neurobehavioral Management Services, L.L.C., a Texas limited liability company (“Neurobehavioral”), Nexus Health Inc., a Nevada corporation (“Nexus Health” and, together with Neurobehavioral and Nexus Health Systems, each, a “Seller” and collectively, the “Sellers”) and the stockholders of Nexus Health Systems listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”). Certain other capitalized terms used in this Agreement are defined in Article I.
     WHEREAS, Neurobehavioral is the owner of (a) a 1.08% general partnership interest in NHS Holdings, Ltd., a Texas limited partnership (the “Company”) and (b) a 1% general partnership interest in each of Nexus Specialty Hospital – The Woodlands, Ltd., a Texas limited partnership (the “Woodlands LP”), Healthbridge Children’s Hospital – Houston, Ltd., a Texas limited partnership, Healthbridge Children’s Hospital – Orange, CA LP., a California limited partnership, and Neurobehavioral Resources, Ltd. (d/b/a Touchstone Neurorecovery Center, Ltd.), a Texas limited partnership (each, a “NHS Limited Partnership” and collectively, the “NHS Limited Partnerships” (such general partnership interests in the Company and in the NHS Limited Partnerships being the “General Partnership Interests”);
     WHEREAS, Nexus Health is the owner of a 98.92% limited partnership interest in the Company (the “Limited Partnership Interest” and, together with the General Partnership Interests, the “Partnership Interests”);
     WHEREAS, the Company is the owner of (a) a 99% limited partnership interest in the NHS Limited Partnerships other than the Woodlands LP in which it is the owner of a 67% limited partnership interest and (b) all of the outstanding capital stock of Life Care Planning, a Texas corporation;
     WHEREAS, Buyer intends to purchase and Sellers intend to sell substantially all of the assets of Nexus Health Systems pursuant to the terms of this Agreement;
     WHEREAS, at or prior to the Closing, Woodlands LP will acquire all the limited partnership interests in the Woodlands LP not owned by the Company (the “Minority Partnership Interest”) and the Company will therefore become the owner of a 99% limited partnership interest in the Woodlands LP;
     WHEREAS, (a) Nexus Health Systems is the owner of all the outstanding equity interests of Neurobehavioral, (b) Neurobehavioral and Nexus Health Systems are the owner of 1% and 99%, respectively, of the outstanding capital stock of Nexus Health and (c) the Stockholders own all the outstanding capital stock of Nexus Heath Systems;
     WHEREAS, Nexus Health Systems is party to certain contracts relating to the business of the Company and its subsidiaries;

     WHEREAS, subject to the terms and conditions of this Agreement, (a) Buyer desires to purchase from Neurobehavioral and Nexus Health, and Neurobehavioral and Nexus Health desire to sell to Buyer, the Partnership Interests, (b) Nexus Health Systems desires to assign and transfer to Buyer all of its rights, title and interest in and to the contracts set forth on Exhibit E (the “Transferred Contracts”) and (c) Buyer may extend “at will” offers of employment to the employees of Nexus Health Systems; and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Stockholder has entered into a Non-Compete, Non-Solicitation and Confidentiality Agreement with Buyer and the Company in the form attached hereto as Exhibit A (each a “Non-Compete, Non-Solicitation and Confidentiality Agreement”), the effectiveness of which agreement is expressly conditioned upon the consummation of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement and the Exhibits, Schedules and documents delivered pursuant to this Agreement, the following terms shall have the following meanings:
     “Acquisition Transaction” shall mean any transaction involving:
          (a) the sale, license or disposition by the Company or any Seller or the acquisition by any Person (other than Buyer) of all or a material portion of any of the Company’s or the Sellers’ business or assets;
          (b) the issuance or disposition by the Company or any Seller or acquisition by any Person (other than Buyer) of (i) any capital stock or other equity security of the Company or the Sellers (other than common stock issued to employees of Nexus Health Systems upon exercise of options), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Sellers or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any Seller; or
          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any Seller, other than the transaction contemplated hereby.
     “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Agreement” shall mean this Agreement, including the Exhibits and the Schedules attached hereto, as it may be amended from time to time.

     “Business” shall mean the business of the Company and the Company Subsidiaries as currently conducted.
     “Business Day” shall mean any day other than a Saturday, Sunday, federal holiday or other day on which the Federal Reserve Bank of New York is closed for the entirety of the day.
     “Buyer Indemnitees” shall mean the following Persons: (a) Buyer; (b) Buyer’s current and future Affiliates (including, following the Closing, the Company and the Company Subsidiaries); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.
     “Cash” shall mean unrestricted cash and cash equivalents less any outstanding checks.
     “Closing Date Purchase Price” shall mean an amount equal to the Estimated Purchase Price minus the Escrow Amount.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, cost or expense (including reasonable attorneys’ fees), including in respect of enforcement of indemnity rights hereunder.
     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Environmental Law” shall mean any federal, state or local Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Excess Company Taxes” shall mean all income Taxes imposed on the Sellers, the Company or any Company Subsidiary under state or local law, determined in accordance with the past practice of the Sellers arising out of or resulting from the sale of the Partnership Interests. For the avoidance of doubt, (a) income Taxes includes, for this purpose, the Texas franchise tax (b) and Excess Company Taxes shall be determined on the basis that (i) each of the Sellers (other than Nexus Health Systems) and each NHS Limited Partnership (other than Nexus Specialty Hospital – The Woodlands, Ltd.) is treated as a disregarded entity for purposes of all applicable income Taxes, (ii) Nexus Health Systems is taxed as an S corporation for federal, state and local income tax purposes, and (iii) the Woodlands LP is taxed as a partnership for federal, state and local income tax purposes. Excess Company Taxes shall be reduced by any net tax benefit or credit to the Stockholders resulting from the accrual or payment of such Taxes (net of any Tax detriment resulting from Buyer’s reimbursement of or assumption of the liabilities for such Taxes).
     “Excess Taxes” shall mean: (i) the excess of the amount of the individual income Taxes payable by the Stockholders with respect to the sale of the Partnership Interests hereunder over the amount of individual income Taxes payable by the Stockholders had the transaction been structured as a purchase and sale of the common stock of Nexus Health Systems, (ii) increased to reflect the individual income Taxes payable by the Stockholders upon the receipt of any payment of such amount. For purposes of clause (ii) in the immediately preceding sentence, all individual income Taxes payable by the Stockholder on amounts payable pursuant to clause (i) of such sentence shall be presumed to be imposed at a combined effective rate of 20%. For purposes of calculating the individual income Taxes payable by the Stockholders with respect to the sale of the Partnership Interests, taxable income of the Stockholders, Nexus Health Systems and the Sellers shall be determined in a manner consistent with past practice. Schedule 1.1 sets forth an illustrative example of the manner in which Excess Taxes shall be calculated.
     “GAAP” shall mean United States generally accepted accounting principles consistently applied.
     “Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official organization, unit, body or Entity and any court or other tribunal).
     “Indebtedness” shall mean, without duplication and excluding accounts and other obligations owed by the Company to any wholly owned Company Subsidiary or owed by a wholly owned Company Subsidiary to the Company and/or one or more wholly owned Company Subsidiaries, (a) all obligations of the Company and the Company Subsidiaries for borrowed money and any accrued interest, prepayment premiums or penalties related thereto; (b) all obligations under interest rate and currency hedging agreements, including swap breakage or associated fees; (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) all reimbursement obligations, contingent or otherwise, under a drawn acceptance, letter of credit or a similar facility; (f) all other long-term liabilities; (g) all guarantees of any of the foregoing; (h) obligations under leases required in accordance with GAAP to be recorded as capital leases; (i) any amounts owed to Medicaid; or (j) all obligations to pay the deferred purchase price of property or services

(including the earned portion of any so-called “earn-out” obligations) but excluding such obligation to pay the deferred purchase price of such property or services that are trade accounts payable incurred in the ordinary course of business and computed in accordance with GAAP.
     “Indemnitors” shall mean Buyer or the Seller Indemnitors, as the case may be.
     “Indemnity Percentage” shall mean 78.76% for John Cassidy, M.D. and 21.24% for Michelle E. Betcher.
     “Independent Accounting Firm” means such independent, nationally recognized certified public accounting firm or valuation firm as Buyer and Nexus Health Systems, as agent for the Sellers, shall mutually agree upon; provided, however, if Buyer and the Nexus Health Systems cannot agree upon such a firm, such firm shall be jointly selected by an independent accounting firm chosen by each of Buyer and Nexus Health Systems; provided that, neither of the independent accounting firms selected by Buyer or Nexus Health Systems shall serve as the Independent Accounting Firm.
     “Interest Rate” shall mean the rate of interest published as the “Prime Rate” in the “Money Rates” column of the Eastern Edition of The Wall Street Journal calculated on the basis of a 365-day year and charged for the actual number of days elapsed.
     “Knowledge” shall mean the actual knowledge of any of the persons listed on Exhibit B hereto with respect to the Sellers, the Company and the Company Subsidiaries without independent investigation.
     “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     “Licenses” shall mean all licenses, permits, certifications, registrations, certificates of need, certificates of occupancy, Drug Enforcement Administration registrations, franchises, approvals, consents, waivers and authorizations from state and federal healthcare programs and Governmental Bodies.
     “Material Adverse Effect” shall mean any material and adverse effect on (a) the financial condition, properties, assets, liabilities, business or results of operations of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (c) the ability of the Company and the Company Subsidiaries to continue to operate the Business after the Closing in substantially the same manner as the Business was operated prior to the Closing. Notwithstanding anything contained herein to the contrary, none of the following

(individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse change or effect resulting from or relating to general business, economic or financial market conditions; (b) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which the Company or the Company Subsidiaries operate or compete (to the extent such change or effect affects long-term acute care hospitals); (c) any adverse change or effect resulting from or relating to any acts of terrorism or war or any armed hostilities, so long as such change or effect does not adversely affect the Company or the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate; (d) any adverse change or effect resulting from or relating to changes in laws or interpretations thereof by courts or by other Governmental Body (to the extent such change or effect affects long-term acute care hospitals); or (e) any adverse change or effect resulting from or relating to the announcement of the transactions contemplated hereby or the taking of any action contemplated by this Agreement or any action to which Buyer shall have consented including without limitation the voluntary resignation prior to Closing of any employee or employees of the Company or any direct parent, subsidiary or Affiliate.
     “Net Working Capital” shall mean (x) all consolidated current assets of the Company and the Company Subsidiaries as at the Closing, less (y) all consolidated current liabilities of the Company and the Company Subsidiaries as at the Closing, in each case as determined in accordance with GAAP, with GAAP to be applied consistently with the manner in which GAAP was applied in the preparation of the Balance Sheet; provided, however, that (a) the foregoing amounts in (x) and (y) shall exclude all deferred Tax assets and deferred Tax liabilities, (b) the foregoing amounts in (x) shall exclude Cash, (c) the foregoing amount in (x) and (y) shall exclude any asset for paid TK Expenses and exclude any accrued liability for unpaid TK Expenses, (d) the foregoing amounts in (y) shall include all outstanding Indebtedness to the extent such Indebtedness exceeds the amount thereof used to calculate the Estimated Purchase Price pursuant to Section 2.2, (e) the foregoing amounts in (y) shall include any severance obligations and related costs that any officer or employee of the Sellers, the Company or any Company Subsidiary would be entitled to receive upon termination of employment at such officer’s or employee’s election solely as a result of the transactions contemplated hereby, (f) the foregoing amounts in (y) shall include an accrual, determined in accordance with GAAP, for incurred but not reported claims, and (g) the foregoing amounts in (y) shall be determined as if the Transferred Contracts were obligations of the Company.
     “Permitted Liens” shall mean (a) any Encumbrances disclosed on the Balance Sheet or Schedule 1.2 hereto, (b) liens for Taxes, assessments or charges of any Governmental Body which are not yet due and payable or which are being contested by the Company or a Company Subsidiary in good faith, (c) liens incurred in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (d) mechanics’, carriers’, workmens’, repairmens’ or other like liens arising or incurred in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (e) any statutory or common law landlord’s liens created pursuant to or arising with respect to a lease, sublease or license by the Company or a Company Subsidiary of Leased Real Property arising or incurred in the ordinary course of business which are not overdue, (f) mortgages or deeds of trust or other like security instruments granted by an owner of Leased Real Property and encumbering the fee simple title to Leased Real Property, (g) the terms, provisions, restrictions and limitations of any lease, sublease or license agreement for the lease, sublease or license by the Company or a Company Subsidiary of Leased Real Property and set forth on Schedule 3.10(a), (h) the terms, provisions, restrictions and limitations of any personal property lease to the extent that such terms, provisions, restrictions and limitations do not materially impair the operation of the business at the facility at which such leased personal property is located, (i) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business and (j) such imperfections or irregularities of title, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, encroachments, restrictive covenants, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not materially detract from the value and do not materially interfere with the present use of the property affected thereby.
     “Person” shall mean any individual, Entity or Governmental Body.
     “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     “Seller Indemnitees” shall mean the following Persons: (a) the Sellers or the Stockholders; (b) the current and future Affiliates of the Sellers or the Stockholders; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.
     “Siemens Contract” shall mean the Agreement between Siemens Medical Solutions USA, Inc. and Nexus Health Systems dated September 28, 2006 as amended from time to time.
     “Subsidiary” shall mean, when used with respect to any party, any Entity of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Entity, or any Entity of which such party is a general partner.
     “Target Working Capital” shall be an amount equal to 13.6% of the consolidated net revenues of the Company and the Company Subsidiaries for the twelve (12) complete calendar months preceding the Closing; provided, that if the net revenues of the Company and the Company Subsidiaries for the complete month prior to the Closing have not been reported as of the Closing, then the twelve (12) month period to be used to calculate net revenues shall be the twelve (12) full calendar months preceding the full calendar month prior to Closing. The parties agree that net revenues of the Company and the Company Subsidiaries for each of the twelve (12) complete calendar months preceding the date hereof are set forth on Schedule 1.3.
     “Tax” shall mean any tax (including, but not limited to, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Return” shall mean any return (including any information return), report, statement, indentation, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “TK Expenses” shall mean out of pocket expenses incurred for travel and outside legal, accounting and other professional advisors (other than financial advisors) since January 22, 2007 by Sellers or the Company or Company Subsidiaries in connection with their pursuit of the acquisition of Totally Kids Specialty Healthcare.
     “Transaction Fees and Expenses” shall mean all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Sellers, the Stockholders, the Company and Company Subsidiaries in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the Exhibits and Schedules hereto) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (c) the consummation of the transactions contemplated by this Agreement, including the fees due to Houlihan Lokey Howard & Zukin and any retention bonuses, “success” fees, change of control payments and any other payment obligations payable as a result of the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, any fees payable at the Closing to the Escrow Agent, all of which shall be paid by the Buyer, shall not be considered Transaction Fees and Expenses.
ARTICLE II
PURCHASE AND SALE OF PARTNERSHIP INTERESTS AND TRANSFERRED CONTRACTS
     2.1. Purchase and Sale of Partnership Interests and Transferred Contracts. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing referred to below, (a) Neurobehavioral and Nexus Health will sell to Buyer, and Buyer will purchase from Neurobehavioral and Nexus Health, the Partnership Interests, free and clear of all Encumbrances, (b) Sellers shall assign and transfer to Buyer all of their respective rights, title and interest in and to the Transferred Contracts and Buyer shall assume the obligation of Nexus Health Systems under the Transferred Contracts and (c) Sellers will assign to Buyer all their goodwill relating to the Business; provided, however, that, at the written request of Buyer, the Sellers shall instead convey all or any portion of the Partnership Interests and the Transferred Contracts to a Subsidiary or Subsidiaries of Buyer.

     2.2. Estimated Purchase Price. The sum of the aggregate purchase price for all the Partnership Interests and the Transferred Contracts (the “Estimated Purchase Price”) shall be an amount equal to the sum of the following:
          (a) $49,000,000;
          (b) plus, the amount of Estimated Cash as of the Closing, as determined pursuant to Section 2.4(a) below;
          (c) minus, the amount of Estimated Indebtedness as of the Closing, as determined pursuant to Section 2.4(a) below;
          (d) minus, the amount, if any, by which Estimated Net Working Capital as of the Closing (as determined pursuant to Section 2.4(a) below) is less than Target Working Capital;
          (e) plus, the amount, if any, by which Estimated Net Working Capital as of the Closing (as determined pursuant to Section 2.4(a) below) is greater than Target Working Capital.
          The Estimated Purchase Price as adjusted for any post Closing payments required by Section 2.4 below shall be the “Purchase Price”.
     2.3. The Closing.
          (a) Closing Date. Subject to the terms of Articles VII, VIII and IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104 at 10:00 a.m. on the first Business Day of the month immediately following the month in which the conditions set forth in Articles VII, VIII and IX are satisfied or waived, except for those conditions which are only capable of being performed at the Closing (but subject to the satisfaction or waiver of such conditions). The date and time on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” For purposes of this Agreement (including with respect to any calculation of the Net Working Capital as of the Closing), the Closing shall be deemed to have occurred 12:01 a.m. on the Closing Date.
          (b) Closing Payments. In consideration of the sale of the Partnership Interests and the Transferred Contracts contemplated hereby, Buyer shall at the Closing (i) deposit $1,000,000 (the “Purchase Price Adjustment Escrow Amount”) into escrow (the “Purchase Price Adjustment Escrow”) with The Bank of New York, as escrow agent, or, if The Bank of New York shall not agree to serve as escrow agent, to such other bank or trust company as may be mutually agreed by Buyer and Nexus Health Systems (the “Escrow Agent”) (the “Purchase Price Adjustment Escrow Fund”), (ii) deposit $4,900,000 (the “Indemnity Escrow Amount” and together with the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”) into escrow (the “Indemnity Escrow”) with the Escrow Agent (the “Indemnity Escrow Fund” and together with Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), (iii) pay Nexus Health Systems, as agent for all the Sellers, by wire transfer of immediately available funds to an account designated by Nexus Health Systems in writing at least two (2) Business Days prior to the Closing Date, an amount equal to the Closing Date Purchase Price and (iv) reimburse Sellers for TK Expenses paid by Sellers, the Company or the Company Subsidiaries on or prior to the Closing. The Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount shall be disbursed in accordance with the terms and conditions of this Agreement and the escrow agreement in substantially the form attached as Exhibit C (the “Escrow Agreement”). The amounts held in the Escrow Funds shall be available to satisfy any payment required to be made pursuant to Section 2.4 below and any indemnification claims of Buyer Indemnitees made pursuant hereto (subject to the limitations set forth in Section 12.4 hereof).
          (c) Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing:
               (i) Each of Neurobehavioral and Nexus Health shall deliver or cause to be delivered to the Buyer a duly executed instrument of assignment with respect to the Partnership Interests in form and substance reasonably satisfactory to Buyer pursuant to which the Partnership Interests are conveyed to Buyer free and clear of all Encumbrances;
               (ii) Each of the Sellers and the Stockholders shall deliver or cause to be delivered to the Buyer the closing certificates as set forth in Sections 8.1 and 8.2 of this Agreement duly executed by the Sellers and the Stockholders;
               (iii) Sellers and Buyer shall execute and deliver to the other the Assignment and Assumption Agreement with respect to the Transferred Contracts and the goodwill relating to the Business in substantially the form set forth on Exhibit F (the “Assignment and Assumption Agreement”); and
               (iv) All other closing deliveries contemplated hereby shall be made.
     2.4. Cash, Indebtedness and Working Capital Adjustment; Transaction Expenses.
          (a) Determination of Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital. No later than two (2) Business Days prior to the Closing, Nexus Health Systems, as agent for the Sellers, shall provide Buyer with its good faith estimates (the accuracy of which estimates shall be reasonably satisfactory to Buyer) of (i) the aggregate amount of Cash held by the Company and the Company Subsidiaries as of the Closing (“Estimated Cash”), (ii) the aggregate Indebtedness of the Company and the Company Subsidiaries outstanding as of the Closing (“Estimated Indebtedness”) and (iii) Net Working Capital as of the Closing (“Estimated Net Working Capital”), together with an estimated balance sheet of the Company and the Company Subsidiaries, on a consolidated basis, as of the Closing (the “Estimated Closing Balance Sheet”), prepared in accordance with GAAP, with GAAP to be applied consistently in the manner in which GAAP was applied in the preparation of the Balance Sheet. The Estimated Closing Balance Sheet shall be prepared as if the Closing Date was the last day of Nexus Health Systems’ fiscal year. The Estimated Net Working Capital shall be calculated based on the Estimated Closing Balance Sheet. The Estimated Cash and Estimated Indebtedness shall be calculated in accordance with GAAP, applied consistently in the manner in which GAAP was applied in the preparation of the Balance Sheet.

          (b) Post Closing Adjustment.
               (i) Within ninety (90) days after the Closing, Buyer shall, in good faith, cause to be prepared and delivered to Nexus Health Systems, as agent for the Sellers (i) a balance sheet of the Company and the Company Subsidiaries as of the Closing (the “Closing Date Balance Sheet”) which Closing Date Balance Sheet will reflect the actual Net Working Capital of the Company and the Company Subsidiaries as of the Closing (“Closing Working Capital”), (ii) a statement of actual Cash held by the Company and the Company Subsidiaries as of the Closing (“Closing Cash”) and (iii) a statement of the actual aggregate Indebtedness of the Company and the Company Subsidiaries outstanding as of the Closing (“Closing Indebtedness”). The Closing Date Balance Sheet and the statements of Closing Cash and Closing Indebtedness are collectively referred to as the “Closing Statement”. The Closing Statement shall be calculated in accordance with this Agreement and GAAP, with GAAP to be applied consistently in the manner in which GAAP was applied in the preparation of the Balance Sheet. The Closing Statement shall be prepared as if the Closing Date was the last day of Nexus Health Systems’ fiscal year.
               (ii) If Nexus Health Systems disputes the accuracy of the Closing Statement, Nexus Health Systems shall timely provide written notice to Buyer no later than thirty (30) days following Nexus Health Systems’ receipt of the Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that Nexus Health Systems disputes and the amounts of any adjustments that are necessary in Nexus Health Systems’ judgment for the computations contained in the Closing Statement to conform to the requirements of this Agreement and the basis for the Nexus Health Systems’ suggested changes. During such thirty (30) day period, Buyer shall, and shall cause the Company and the Company Subsidiaries to, provide Nexus Health Systems and its agents any information reasonably requested and reasonable access to the personnel, properties, books and records of the Company and the Company Subsidiaries for the purpose of their review of the Closing Statement. If Nexus Health Systems accepts the calculations of Closing Cash, Closing Indebtedness and/or Closing Working Capital as set forth in the Closing Statement or if Nexus Health Systems fails within such thirty (30) day period to deliver the Dispute Notice, then, the Closing Statement shall be deemed final and conclusive and binding upon all parties. During the thirty (30) day period following delivery of a Dispute Notice, Buyer and Nexus Health Systems shall meet and negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Closing Cash, Closing Indebtedness and Closing Working Capital in accordance with this Section 2.4(b)(ii) (as so finally determined, “Final Closing Cash”, “Final Closing Indebtedness” and “Final Closing Working Capital”, respectively), Nexus Health Systems and its agent shall be provided with such access to the financial books and records of the Company and the Company Subsidiaries as it may reasonably request in connection with its review of the Closing Statement. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Closing Cash, Final Closing Indebtedness and Final Closing Working Capital shall be the amount agreed upon by them and the Closing Statement shall reflect the same. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Buyer and Nexus Health Systems shall forthwith jointly request that the Independent Accounting Firm make a binding determination as to the disputed items in accordance with this Agreement.

               (iii) The Independent Accounting Firm will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Buyer and Nexus Health Systems within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction. The Independent Accounting Firm shall review such submissions and base its determination solely on such submissions and in accordance with the requirements of this Agreement. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The fees and expenses of the Independent Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and Nexus Health Systems, as agent for the Sellers, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm.
          (c) Payment by Nexus Health Systems. If Final Closing Cash, as determined pursuant to Section 2.4(b), is less than Estimated Cash, as determined pursuant to Section 2.4(a), the Sellers will pay Buyer an amount equal to such deficiency. If Final Closing Indebtedness, as determined pursuant to Section 2.4(b), is greater than Estimated Indebtedness determined in accordance with Section 2.4(a), the Sellers will pay Buyer an amount equal to such excess. Without duplication of any adjustments made pursuant to the two preceding sentences, if Final Closing Working Capital, as determined pursuant to Section 2.4(b) above, is less than the Estimated Net Working Capital, as determined in accordance with Section 2.4(a) above, the Sellers shall pay Buyer an amount equal to such deficiency. All payments under this Section 2.4(c) shall bear interest from the Closing Date through the date of payment at the Interest Rate. All payments under this Section 2.4(c) shall be made to Buyer from the Purchase Price Adjustment Escrow by wire transfer of immediately available funds within five (5) Business Days of the determination thereof; provided that if the Purchase Price Adjustment Escrow Amount is less than the amount of the payment required to be made pursuant to this Section 2.4(c), then an amount equal to the Purchase Price Adjustment Escrow Amount shall be paid to Buyer from the Purchase Price Adjustment Escrow, and Buyer, at its option, may recover the amount of such deficiency from the Indemnity Escrow Fund, from the Sellers or from the Stockholders in accordance with their respective Indemnity Percentages, except that, to the extent that a deficiency results from Final Closing Net Working Capital being less than Estimated Net Working Capital, Buyer may seek recovery of such deficiency from the Stockholders only after the Indemnity Escrow Fund is exhausted. Following the determination of Final Closing Cash, Final Closing Indebtedness and Final Closing Working Capital pursuant to Section 2.4(b) (and, if applicable, the payment of any amounts pursuant to this Section 2.4(c)), the then remaining amount, if any, of the Purchase Price Adjustment Escrow shall be paid to Nexus Health Systems, as agent for the Sellers. Within two (2) Business Days of the determination of the Final Closing Cash, Final Closing Indebtedness and Final Closing Working Capital, Buyer and Nexus Health Systems shall deliver, as necessary, a joint Authorization (as defined in the Escrow Agreement) to the Escrow Agent to make the payments contemplated by this Section.

          (d) Payment by Buyer. If Final Closing Cash, as determined pursuant to Section 2.4(b), is greater than Estimated Cash, as determined pursuant to Section 2.4(a), Buyer will pay Nexus Health Systems, as agent for the Sellers, an amount equal to such excess. If Final Closing Indebtedness, as determined pursuant to Section 2.4(b) is less than Estimated Indebtedness determined in accordance with Section 2.4(a), Buyer will pay Nexus Health Systems, as agent for the Sellers, an amount equal to such deficiency. Without duplication of any adjustments made pursuant to the two preceding sentences, if Final Closing Working Capital, as determined in pursuant to Section 2.4(b) above, is greater than Estimated Net Working Capital, as determined in accordance with Section 2.4(a) above, then Buyer shall pay to Nexus Health Systems, as agent for the Sellers, an amount equal to such difference. All payments under this Section 2.4(d) shall bear interest from the Closing Date through the date of payment at the Interest Rate and be made by wire transfer of immediately available funds within five (5) Business Days of the determination thereof.
          (e) Netting of Payments. If payments are both due to Buyer under Section 2.4(c) and due to Nexus Health Systems under Section 2.4(d), such payments shall be netted against each other, and the party owing the net amount shall make the net payment to the other.
     2.5. Transaction Fees and Expenses. The Sellers shall be responsible for and shall pay all Transaction Fees and Expenses.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers jointly and severally represent and warrant to and for the benefit of Buyer as follows:
     3.1. Organization of the Sellers and the Company.
          (a) Each Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement.
          (b) The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas with requisite limited partnership power and authority to (i) perform its obligations under all oral and written agreements, legally binding commitments, contracts, subcontracts, leases, promissory notes, option agreements, warranties, purchase orders, licenses or sublicenses (including all amendments thereto) by which it is bound, (ii) own, lease and operate its properties and (iii) carry on its business as now being conducted therein, and is duly qualified to do business as a foreign limited partnership in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) True and complete copies of the organizational documents of the Sellers and the Company as in effect on the date of this Agreement have been made available for inspection by Buyer prior to the date of this Agreement, which copies are complete and correct and include all amendments, modifications or supplements thereto. Such organizational documents are in full force and effect and the Sellers and the Company are in full compliance with all of the terms and provisions of such organizational documents.
     3.2. Authority.
          (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Sellers (including the purchase of the Minority Partnership Interest by the Woodlands LP) have been duly authorized by all requisite corporate or limited liability company action, and no other acts or other proceedings on the part of the Sellers are necessary to authorize this Agreement or the transactions contemplated hereby by the Sellers. This Agreement has been duly executed by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.
          (b) Except as set forth on Schedule 3.2(b), neither the execution and delivery by the Sellers of this Agreement nor the consummation of the transactions contemplated hereby by the Sellers (including the purchase of the Minority Partnership Interest by the Woodlands LP) nor compliance with any of the provisions hereof by the Sellers will (i) violate or conflict with any provision of the certificate of incorporation, bylaws, limited liability company agreement, limited partnership agreement or other similar organizational and operational documents of any of the Sellers, the Company or the direct or indirect Subsidiaries of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), (ii) violate or conflict in any material respect with, or result in a material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or permit the termination of, loss of any material right under or acceleration of the performance required by, or result in the creation or imposition of any material Encumbrance upon any of the material assets of the Sellers, the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Transferred Contract or any other Contract disclosed or required to be disclosed on Schedule 3.11(a) or (iii) violate, in any material respect, any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, the Company, any Company Subsidiary or any of their respective assets. Except as set forth on Schedule 3.2(b), no consent or approval by, notice to or registration with any Governmental Body is required on the part of the Sellers, the Company or any Company Subsidiary prior to the Closing Date in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.3. Capitalization Ownership. The outstanding partnership interests in the Company are owned as set forth on Part I of Schedule 3.3 hereto. There is no existing subscription, option, warrant, call, commitment or other right or agreement to which the Company is bound requiring, and there are no convertible or exchangeable securities of the Company outstanding which upon conversion or exercise would require, the issuance of any additional partnership interests or other equity interests or other securities convertible into partnership interests or other equity interests of the

Company. There are no agreements concerning the issuance, voting, transfer, acquisition or disposition of partnership interests of the Company to which the Company or any Seller or any Stockholder is a party. Neurobehavioral has, and at the Closing will convey to Buyer, good and valid title to the General Partnership Interests, free and clear of all Encumbrances. Nexus Health has, and at the Closing will convey to Buyer, good and valid title to the Limited Partnership Interest, free and clear of all Encumbrances. The Sellers have, and at the Closing will convey to the Buyer, good and valid title to the Transferred Contracts, free and clear of all Encumbrances except (in the case of any Transferred Contract) as set forth on Part II of Schedule 3.3 hereto.
     3.4. Subsidiaries.
          (a) Schedule 3.4(a) contains a true and complete list of all of the Company Subsidiaries and the respective ownership interest of the Company and other Persons in each such Subsidiary. Except as set forth on Schedule 3.4(a), the Company does not own, directly or indirectly, any capital stock, equity securities or other equity interests of any Person. Except as set forth on Schedule 3.4(a), the Company is not a party to any agreement to own or control, nor does the Company have the direct or indirect right to acquire, any Subsidiary or ownership interest in any other Person.
          (b) Each of the Company Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the state of its jurisdiction or organization with requisite corporate or limited partnership power and authority to (i) perform its obligations under all oral and written agreements, legally binding commitments, contracts, subcontracts, leases, promissory notes, option agreements, warranties, purchase orders, licenses or sublicenses (including all amendments thereto) by which it is bound, (ii) own, lease and operate its properties and (iii) carry on its business as now being conducted therein, and is duly qualified to do business as a foreign corporation or limited liability company in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) True and complete copies of the certificate of incorporation, certificate of limited partnership, bylaws, limited partnership agreements and other similar organizational and operational documents, as applicable, as in effect on the date hereof for each Company Subsidiary have been made available for inspection by Buyer prior to the date of this Agreement, which copies are complete and correct and include all amendments, modifications or supplements thereto. The certificate of incorporation, certificate of limited partnership, bylaws, limited partnership agreement or other organizational documents of each Company Subsidiary are in full force and effect and each Company Subsidiary is in full compliance with all of the terms and provisions of such documents.
     3.5. Capitalization of the Company Subsidiaries.
          (a) The authorized, issued and outstanding capital stock, equity securities or other equity interests of the Company Subsidiaries is set forth on Schedule 3.4(a). All such equity interests have been duly authorized and are validly issued, fully paid and non-assessable.

          (b) Except as set forth on Schedule 3.5(b), the Company has good and valid title to all shares, equity securities or other equity interests of the Company Subsidiaries (the “Company Subsidiary Equity Interests”) and all of the Company Subsidiary Equity Interests are owned directly by the Company, beneficially and of record, free and clear of all Encumbrances. The Company directly has full voting power over the Company Subsidiary Equity Interests, subject to no proxy, stockholders’ agreement, voting trust or other agreement relating to the voting of any Company Subsidiary Equity Interests. At or prior to the Closing, the Company shall own all of the outstanding limited partnership interests of the Woodlands LP.
          (c) No Person has any preemptive right to purchase any equity interests of a Company Subsidiary. There is no existing subscription, option, warrant, call, commitment or other right or agreement to which any Company Subsidiary is bound requiring, and there are no convertible securities of any Company Subsidiary outstanding which upon conversion or exercise would require, the issuance of any additional shares of capital stock, equity securities or other equity interests or other securities convertible or exchangeable into shares of capital stock, equity securities or other equity interests of any Company Subsidiaries. Except as set forth on Schedule 3.5(c), there are no agreements concerning the issuance, transfer, acquisition or disposition of shares of capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary or any Stockholder is a party.
     3.6. Financial Statements.
          (a) True and complete copies of the (i) audited consolidated balance sheets of Nexus Health Systems and its consolidated subsidiaries as of December 31, 2005, 2004 and 2003, and the related statements of income and cash flows for the fiscal year ended December 31, 2005, 2004 and 2003, (ii) unaudited consolidated balance sheet of Nexus Health Systems and its consolidated subsidiaries as of December 31, 2006, and the related consolidated statement of income and cash flows for the fiscal year then ended (the “2006 Unaudited Financial Statements”) and (iii) unaudited consolidated balance sheet of Nexus Health Systems and its consolidated subsidiaries as of February 28, 2007 (the “Interim Balance Sheet”) and the related consolidated statement of income and cash flows for the two month then ended, are attached hereto as Schedule 3.6(a) (together with the footnotes thereto, collectively, the “Financial Statements”). The Financial Statements, present fairly, in all material respects, the financial position of Nexus Health Systems and its consolidated subsidiaries (including the Company and the Company Subsidiaries) and the consolidated results of their operations as of the respective dates and for the respective periods indicated therein and have been prepared in accordance with GAAP, except that the unaudited statements may not contain all footnotes required by GAAP and are subject to normal year-end audit adjustments, none of which are expected to be material in amount or nature. The financial statements set forth in subsection (i) above have been audited by UHY Advisors, Inc. (f/k/a Mann Frankfort Stein & Lipp), independent public accountants, and Nexus Health Systems has provided Buyer with true and correct copies of the auditor’s reports relating thereto. The Financial Statements have been prepared from and are in accordance with the books and records of Nexus Health Systems and its Subsidiaries. The Financial Statements include the assets, liabilities, results of operations and cash flows of the Company and the Company Subsidiaries. The Sellers are holding companies and during the period of time covered by the Financial Statements have conducted no material business operations; accordingly, if consolidated financial statements of the Company and the Company

Subsidiaries as of December 31, 2006, 2005, 2004 and 2003 and February 28, 2007 and for the fiscal periods then ended were prepared in accordance with GAAP such financial statements would not be different in any material respect from the Financial Statements.
          (b) Except as set forth on Schedule 3.6(b), neither the Company nor any Company Subsidiary has or has guaranteed any Indebtedness.
          (c) Set forth on Schedule 3.6(c) is a list that presents fairly, in all material respects, the total amount of net cash collections from patients and third party payors by Nexus Health Systems and its Subsidiaries (including the Company and Company Subsidiaries), on both a consolidated and consolidating (by legal entity) basis, for services rendered to patients for each of the four quarters of the fiscal years ended December 31, 2005 and December 31, 2006.
          (d) Set forth on Schedule 3.6(d) is a true and complete list of all material facility development or expansion projects of Nexus Health Systems and its Subsidiaries (including the Company or any Company Subsidiary) (collectively, the “Development Projects”) with respect to which Nexus Health Systems and its Subsidiaries (including the Company or any Company Subsidiary) has developed a written proposal or letter of intent and is actively pursuing, setting forth as to each Development Project (i) the location or proposed location of such Development Project, (ii) any certificates of need that have been applied for in connection with such Development Project and the status of all such applications and (iii) any letters of intent, partnership agreements or joint venture agreements relating to such Development Project.
          (e) The Sellers own no assets except for cash, the Partnership Interests, the Transferred Contracts and the Siemens Contract.
     3.7. Undisclosed Liabilities. Except as set forth on Schedule 3.7, neither the Company nor any Company Subsidiary has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) that would be required by GAAP, applied on a basis consistent with the Financial Statements, to be set forth on a consolidated balance sheet or notes thereto of the Company and the Company Subsidiaries, except (a) as and to the extent reflected or reserved against in the audited balance sheet of Nexus Health Systems and its consolidated subsidiaries (the “Balance Sheet”) as of December 31, 2005 (the “Balance Sheet Date”), (b) for liabilities which have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices, (c) for liabilities under this Agreement, (d) for executory obligations under Contracts, (f) for liabilities for Transaction Fees and Expenses incurred in connection with the transactions contemplated hereby and (g) as set forth on Schedule 3.7. Except as disclosed on Schedule 3.7, neither the Company nor any Company Subsidiary has any contractual obligation to provide uncompensated care to any patient. To the Knowledge of the Sellers, the Company and the Company Subsidiaries do not have any patients who are expected to remain (or who are entitled to remain) patients beyond the point of exhaustion of such patient’s health insurance coverage.
     3.8. Accounts Receivable. All accounts receivable reflected on the Balance Sheet included in the Financial Statements are accounts receivable of the Company and the Company Subsidiaries, and all such accounts receivable (net of the reserves reflected thereon), and all accounts receivable which have arisen since December 31, 2005, net of reserves computed in accordance with GAAP, are valid and have arisen only from bona fide arm’s length transactions in the ordinary course of the business of the Company and the Company Subsidiaries. The accounts receivable, net of reserves computed consistently with past practices, set forth on the Interim Balance Sheet are accounts receivable of the Company and the Company Subsidiaries and are presented fairly on such Interim Balance Sheet in accordance with GAAP.
     3.9. Absence of Certain Changes or Events. Since the Balance Sheet Date, the Company and Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, change, condition, state of facts or development that, individually or in the aggregate, has had or, to the Knowledge of the Sellers, would reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing, except as set forth on Schedule 3.9 or otherwise expressly permitted or expressly required by the terms of this Agreement, the Company and Company Subsidiaries have not, since the Balance Sheet Date:
          (a) experienced any material damage, destruction or loss to or of any of their material assets which are used in the operation or conduct of the Business;
          (b) except as may be required under existing agreements or in the ordinary course of business consistent with past practice, made or agreed to make any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation of any executive officer, director or employee;
          (c) sold, purchased or transferred any material assets, other than in the ordinary course of business consistent with past practice;
          (d) paid (or committed to pay) any management fee or made (or committed to make) any loan or distribution of their property or assets to any partner or shareholder, or declared, paid or set aside for payment any dividend or distribution with respect to any equity interest, or purchased or redeemed (or committed to purchase or redeem) any equity interest;
          (e) written down or cancelled any material receivables or debt, or waived or released any material right or claim, except for cancellations, waivers and releases in the ordinary course of business and consistent with past practice;
          (f) suffered any material judgment with respect to, or made any material settlement of, any Legal Proceeding;
          (g) effected any material change in accounting practices and procedures, other than changes as a result of changes in GAAP; or
          (h) made or authorized any capital expenditures in excess of $50,000 individually or $175,000 in the aggregate;
          (i) consummated any transaction with any Affiliate (other than the Company or a Company Subsidiary);

          (j) made or entered into any acquisitions or dispositions of any hospitals, facilities or businesses, other than the opening or establishment of new hospitals, facilities or businesses;
          (k) except in the ordinary course of business, mortgaged, pledged or have imposed any Encumbrance on any material assets, except for Permitted Liens; or
          (l) agreed to do any of the foregoing.
     3.10. Real Property; Title to Assets.
          (a) All real property owned by Nexus Health Systems or any of its Subsidiaries is described on Schedule 3.10(a) (“Owned Real Property”). Nexus Health Systems, the Company and the Company Subsidiaries own good and valid leasehold interests in and to all real property leases to which Nexus Health Systems, the Company or any Company Subsidiary are a party or by which Nexus Health Systems, the Company or any Company Subsidiary are bound, which leases and the applicable tenants are listed on Schedule 3.10(a) (the “Leased Real Property” and, together with the Owned Real Property, “Real Property”). To the Knowledge of the Sellers, except for the Permitted Liens, there exist no Encumbrances affecting the Leased Real Property.
          (b) Except as listed on Schedule 3.10(b), neither Nexus Health Systems, the Company nor any Company Subsidiary has received written notice of an outstanding violation of any applicable Legal Requirement relating to any material part of the Real Property or the operation thereof or written notice of condemnation, special assessment or the like, with respect thereto.
          (c) Schedule 3.10(a) sets forth a true, correct and complete list of all contracts or agreements under which Nexus Health Systems, the Company and Company Subsidiaries are lessee, sublessee or licensee of any Leased Real Property with a brief description of such contract or agreement, including, without limitation, the parties to the lease, the term of the lease, the current expiration date of the lease, and whether, to the Knowledge of the Sellers, a physician is a party to such contract or agreement. Nexus Health Systems, the Company and Company Subsidiaries have the right to quiet enjoyment of the Leased Real Property for the full term of the lease thereof to the extent provided in each such lease. Each lease or other contract or agreement referred to on Schedule 3.10(a) is a legal, valid and binding obligation of Nexus Health Systems, the Company and Company Subsidiaries, as applicable, enforceable against Nexus Health Systems, the Company and Company Subsidiaries in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity. There are no outstanding options or rights of any third person to acquire any Owned Real Property or Nexus Health Systems’, the Company’s or any Company Subsidiary’s leasehold interests in any Leased Real Property. All leases, ground leases, subleases, licenses, options or other agreements of Nexus Health Systems, the Company and Company Subsidiaries, as applicable, as set forth on Schedule 3.10(a) are in full force and effect, and neither Nexus Health Systems, the Company nor any Company Subsidiary, as applicable, is in default under any such leases, ground leases, subleases, licenses, options or other agreements, and no condition exists which (with notice or lapse of time or both) could constitute a default thereunder by Nexus Health Systems, the Company or any Company Subsidiary, and to the Knowledge of the Sellers there is no default or a pending default by the other party thereto. True and complete copies of all leases or other contracts or agreements listed on Schedule 3.10(a) (including any amendments, modifications and renewal letters) have been made available for inspection by Buyer prior to the date of this Agreement.
          (d) Except as set forth on Schedule 3.10(d) hereto, the Company and each of the Company Subsidiaries has good title (and, in the case of Owned Real Property, good and marketable title) to all of its assets, including the assets reflected in the Balance Sheet, except those disposed of by it since the date of the Balance Sheet, free and clear of all Encumbrances except for Permitted Liens. The Company and each of the Company Subsidiaries leases, owns or has the right to use all assets used in the operation of the Business as currently conducted.
     3.11. Material Contracts.
          (a) Schedule 3.11(a) contains a complete list of the following leases, contracts, commitments and agreements, oral or written (such contracts, together with the contracts binding the Sellers described in paragraph (b) below, hereinafter the “Contracts”) to which the Company or any Company Subsidiary is party or by which any of its assets or properties is bound:
               (i) all contracts, agreements plans or arrangements required to be listed on Schedule 3.16;
               (ii) each management agreement, operating agreements, services agreement and other agreements pertaining to the operation and maintenance of any Facility with annual payments in excess of $50,000 and that is not terminable by the Company or any Company Subsidiary within a 90-day period without substantial cost or penalty;
               (iii) all collective bargaining or other labor or union contracts or agreements;
               (iv) all instruments relating to Indebtedness, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, any agreement relating to the extension of credit or the granting of an Encumbrance (other than a Permitted Lien within the meaning of clause (f), clause (g), clause (h) or clause (i) of the definition thereof), or any agreement of guarantee in favor of any Person other than the Company;
               (v) each agreement, commitment or outstanding purchase order relating to capital expenditures that involves total remaining payments by the Company or any Company Subsidiary of more than $25,000 individually or $100,000 in the aggregate;
               (vi) all agreements relating to the future disposition or acquisition of any interest in any business enterprise (whether through the purchase or sale of assets or stock or by merger, consolidation or other business combination) for a purchase price of more than $50,000;

               (vii) each contract, agreement or commitment (including any lease for Leased Real Property) which (A) provides for annual aggregate payments to or from the Company or any Company Subsidiary in excess of $25,000 or (B) does not expire or is not terminable without substantial cost or penalty at the option of the Company or the Company Subsidiary within a 90-day period, excluding purchase orders made in the ordinary course of business consistent with past practice and contracts;
               (viii) all contracts or agreements which expressly restrict the ability of the Company or Company Subsidiaries to conduct business of any type or in any location;
               (ix) all material powers of attorney;
               (x) all licenses or agreements required to be listed on Schedule 3.12(c);
               (xi) all bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees;
               (xii) all partnership or joint venture agreements;
               (xiii) all agreements, arrangements or understandings with any Affiliate of the Company or any Company Subsidiary; and
               (xiv) all material agreements, contracts or commitments for any charitable or political contribution.
          (b) Schedule 3.11(b) contains a list of all contracts, commitments and agreements to which any Seller is a party or by which any of its assets or properties are bound.
          (c) True, correct and complete copies of the agreements set forth on Schedule 3.11(a) and Schedule 3.11(b) have been made available for inspection by Buyer prior to the date of this Agreement. All Contracts set forth on Schedule 3.11(a) and Schedule 3.11(b) are in full force and effect, and except as set forth on Schedule 3.11(c), neither the Sellers, the Company nor any Company Subsidiary, as applicable, is in default in any material respect, has done any act or failed to do any required act which constitutes a default in any material respect, has received written notice of such a default, or has received written notice of an event or occurrence of which with the giving of notice or the lapse of time could constitute a default in any material respect under any covenant or condition under any Contract set forth on or required to be set forth on Schedule 3.11(a) or Schedule 3.11(b), and, to the Knowledge of the Sellers, no other party to any such Contract is in default in any material respect thereunder.
     3.12. Intellectual Property.
          (a) As used herein, the term “Intellectual Property” shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, trade dress, trade names, Internet domain names, copyrights, registrations and applications for any of the foregoing, know-how, trade secrets, computer software programs and development tools, proprietary information, technologies, and processes, and all documentation and media describing or relating to any of the foregoing.
          (b) Schedule 3.12(b) contains a complete list of all United States and foreign trademarks, service marks and trade names (whether registered or not) and registrations and applications for registration thereof, patents and patent applications, domain name registrations, and registered and material unregistered copyrights, including without limitation computer software or sui generis databases, owned by or used by the Company or any Company Subsidiary that are material to the Business, other than off-the-shelf commercial software licensed to the Company or any Company Subsidiary for less than $5,000.
          (c) Schedule 3.12(c) sets forth all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property (other than standard, commercially available off-the-shelf software) used or held for use by the Company or any Company Subsidiary, or (ii) by which the Company or any Company Subsidiary licenses or otherwise authorizes a third party to use Intellectual Property.
          (d) All of the patents, patent applications, trademark and service mark registrations and applications, copyright registrations and applications for copyright registration, and domain name registrations owned by the Company or any Company Subsidiary (i) to the Knowledge of the Sellers, are valid and (ii) are in full force, are held of record in the name of the Company or the applicable Company Subsidiary, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. No opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application. To the Knowledge of the Sellers, there is no infringement, misuse or misappropriation, actual or claimed, by the Company or any Company Subsidiary of any Intellectual Property owned by others, or by others of any Intellectual Property owned by the Company or any Company Subsidiary or used in the Business. All material Intellectual Property used in or necessary for the operation of the Business as currently conducted or proposed to be conducted is either (i) owned by the Company or a Company Subsidiary, free and clear of any title defects or Encumbrances (other than those Permitted Liens), and, to the Knowledge of the Sellers, no third party has claimed rights adverse to the Company or any Company Subsidiary, or (ii) the subject of a license or agreement pursuant to which the Company or Company Subsidiary has been granted the right to make such use thereof. Except as set forth on Schedule 3.12(d), neither the Company nor any Company Subsidiary, as applicable, is in default under any material agreement pursuant to which such company is licensing Intellectual Property of a third party or granting licenses to its own Intellectual Property.
          (e) The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business by the Company and/or the Company Subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the Business, perform reliably and in material conformance with the appropriate specifications or documentation for such systems. Except for scheduled or routine maintenance, the information technology systems of the Company and/or any Company Subsidiary are substantially available, in accordance with standard industry practices, for use in the Business in accordance with the needs of the Company and the Company Subsidiaries in the ordinary course of business. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the business. The Company and the Company Subsidiaries have followed then current back-up procedures and have tested their back-up process on a regular basis to ensure that it accurately backs-up the data.
     3.13. Litigation. Except as set forth on Schedule 3.13, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, overtly threatened by or against the Sellers, the Company or any Company Subsidiary or any of the property or rights of the Sellers, the Company or any Company Subsidiary, nor any outstanding judgments, orders, writs, injunctions or decrees of any Governmental Body against the Sellers, the Company or any Company Subsidiary.
     3.14. Environmental Laws. Except as set forth on Schedule 3.14:
          (a) the Sellers, the Company and Company Subsidiaries are and have for the applicable statute of limitations been and the Business is and has been for the applicable statute of limitations conducted in compliance in all material respects with all applicable Environmental Laws;
          (b) the Sellers, the Company and Company Subsidiaries possess and are in compliance in all material respects with all Licenses required under Environmental Laws (“Environmental Permits”) for the operation or conduct of the Business;
          (c) no notice, citation, summons, order or request for information has been issued to, no complaint has been filed against, no penalty has been assessed against, no judgment, decree or order is outstanding against and no investigation or review is pending or, to the Knowledge of the Sellers, threatened against the Sellers, the Company or any Company Subsidiaries by any Governmental Body or any other party with respect to (A) any alleged violation of any Environmental Law, (B) any alleged failure to have or be in compliance with any Environmental Permit or (C) any use, possession, generation, treatment, storage, recycling, transportation or disposal or arrangement for disposal (collectively “Management”) or the Release (as defined below), on-site or off-site, of any hazardous or toxic or polluting substance, material or waste, contaminant, or pollutant, including, without limitation, petroleum products, polychlorinated biphenyls, asbestos containing materials (“ACMs”), medical, infectious or chemotherapeutic wastes and radioactive materials (“Hazardous Substances”);
          (d) no underground storage tanks containing Hazardous Substances used by the Sellers, the Company or any Company Subsidiary, or, to the Knowledge of the Sellers, for which the Sellers, the Company or any Company Subsidiary is responsible, are present at any property operated or leased by the Sellers, the Company or any Company Subsidiary;
          (e) no ACMs have been released, discharged, deposited or disposed of by or on behalf of, or as a result of activities of, the Sellers, the Company or any Company Subsidiary on any property leased or occupied by any such party; and to the Knowledge of the Sellers, no portion of any property leased or occupied by the Sellers, the Company or any Company Subsidiary contains ACMs; any asbestos surveys by the Sellers, the Company or any Company

Subsidiary have been made available to Buyer; and none of the ACMs require abatement, repair or encapsulation as of the date hereof;
          (f) no Hazardous Substance has been released, spilled, leaked, discharged, disposed of, pumped, emitted, emptied, injected, leached, dumped, or allowed to escape (“Release” or “Released”) by the Sellers, the Company or any Company Subsidiary or, to the Knowledge of the Sellers, any of their predecessors at, on, about or under any property now or formerly owned, operated or leased by the Sellers, the Company or any Company Subsidiary or any of their predecessors in connection with the operation of the Business;
          (g) no consent, approval, authorization or filing is required under any applicable Environmental Law, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and
          (h) the Company has provided Buyer copies of any material environmental inspections, investigations, studies, audits, tests, reviews or other analyses in the possession of the Sellers, the Company or any Company Subsidiary conducted in connection with the Sellers, the Company, the Company Subsidiaries, the Business and any properties currently or formerly owned, operated or leased by the Sellers, the Company or any Company Subsidiary.
     3.15. Employee Benefit Plans.
          (a) Schedule 3.15(a) is a true and complete list of each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and (ii) all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, during any time for which the relevant statute of limitations remains open by the Sellers, the Company or any other employer that is, or at any relevant time was, together with the Company, treated as a “single employer” under Section 414(b), 414(c) or 414(m) of the Code (an “ERISA Affiliate”) or under which the Sellers, the Company or any ERISA Affiliate has any liability for the benefit of their respective employees (collectively, the “Employee Plans”).
          (b) As applicable with respect to each Employee Plan, the Company has delivered to Buyer, true and complete copies of (i) each Employee Plan, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service (“IRS”) or Department of Labor (“DOL”), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, financial statements and trustee reports and (vii) all material records, notices and filings concerning IRS or

DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code (including Forms 5330).
          (c) Except as set forth on Schedule 3.15(c), each Employee Plan has been operated and administered in all material respects in compliance with the requirements of applicable law, including ERISA and the Code, and its terms, except that in any case in which any Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision.
          (d) Except as set forth on Schedule 3.15(d), a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has not occurred with respect to an Employee Plan, except as could not reasonably be expected to subject the Company or any Company Subsidiary to any material tax, penalty or liability.
          (e) Neither the Sellers, the Company nor any ERISA Affiliate has ever maintained an Employee Plan that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, nor has the Sellers, the Company nor any ERISA Affiliate ever maintained an Employee Plan that is now or at any relevant time was subject to Title IV of ERISA.
          (f) Except as set forth on Schedule 3.15(f), contributions to, and payments from, any Employee Plan which may have been required in accordance with the terms of such Employee Plan or any related document have been timely made except to the extent such delay could not reasonably be expected to subject the Company or any ERISA Affiliate to any material tax penalty or liability. Except as set forth on Schedule 3.15(f), all such contributions to, and payments from, any Employee Plan, except those to be made from a trust, qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, are properly accrued and reflected on the most recent financial statements set forth on Schedule 3.6(a).
          (g) Except as set forth on Schedule 3.15(g), the Company and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Employee Plan that is, or was during any taxable year of the Sellers, the Company or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
          (h) Except as set forth on Schedule 3.15(h), all of the Employee Plans which are pension benefit plans have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, as amended; and no determination letter with respect to any Employee Plan has been revoked nor has the Sellers, the Company or any ERISA Affiliate received notice of threatened revocation, nor has any Employee Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect that could adversely affect its qualification.

          (i) Except as set forth on Schedule 3.15(i), there are no pending investigations by any Governmental Body involving the Employee Plans, no termination proceedings involving the Employee Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan which could give rise to any material liability, nor, to the best of the Sellers’ Knowledge, are there any facts which could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. Except as set forth on Schedule 3.15(i), there are no material filings or applications to any Governmental Body which are currently outstanding or being prepared by the Sellers or the Company or any Employee Plan with respect to the Employee Plans, including, but not limited to filings under the Employee Plans Compliance Resolution System (as set forth in Rev. Proc. 2006-27, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs of the DOL.
          (j) Except as disclosed on Schedule 3.15(j), no payment which is or may be made by from or with respect to any Employee Plan, to any employee, former employee, director or agent of the Sellers, the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, will or could properly be characterized as an excess parachute payment under Section 280G of the Code.
          (k) Except as set forth on Schedule 3.15(k), (i) the Sellers, the Company and each ERISA Affiliate have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and (ii) the Sellers, the Company and each ERISA Affiliate have withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Sellers, the Company and each ERISA Affiliate based upon the classification of such persons in accordance with clause (i), except as could not reasonably be expected to subject the Company or any Company Subsidiary to any material tax, penalty or liability. To the Knowledge of the Sellers, except as set forth on Schedule 3.15(k), no employee of the Sellers, the Company or any ERISA Affiliate is bound by any contract or commitment that restricts him or her from engaging in any activity competitive with the Business or competing with any person or entity other than as contained in his or her employment agreement with the Sellers, the Company or an ERISA Affiliate.
          (l) To the extent that any Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Employee Plan has been operated in good faith compliance with Section 409A of the Code.
     3.16. Compensation. Set forth on Schedule 3.16 hereto is (a) a list of all agreements, plans or arrangements by which the Sellers, the Company or any Company Subsidiary is bound with regard to employment, consulting services, compensation, bonus, incentive, stock option, stock purchase, severance pay, retention bonuses, success fees or other benefits or perquisites, other than any agreements, plans or arrangements listed on Schedule 3.15(a) hereto or any oral “at will” employment arrangements, (b) a list of all payments to directors, officers, employees or consultants contingent on the consummation of the transactions contemplated by this Agreement and (c) a list as of the date hereof of all employees of the Sellers, the Company and each Company Subsidiary entitled to receive a base salary at an annual rate in excess of $100,000 and their respective positions and annual base salaries.
     3.17. Taxes.
          (a) Except as set forth on Schedule 3.17(a), (i) the Company and each Company Subsidiary has timely filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns that it was required to file and has timely paid in full all Taxes that it was required to pay; (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon the Company or any Company Subsidiary or its assets, except liens for current Taxes not yet due and payable. Except as set forth on Schedule 3.17(a), neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.
          (b) Except as set forth on Schedule 3.17(b), there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against the Company or any Company Subsidiary in respect of any Tax, and no (i) written notification of an intention to examine, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax has been received from any Taxing Authority. No Taxing Authority with which the Company or any Company Subsidiary does not file Tax Returns has claimed that the Company or any Company Subsidiary is or may be subject to taxation by that Taxing Authority. The Sellers have delivered to the Buyer correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2002.
          (c) There is no agreement or arrangement with any person or entity pursuant to which the Company or any Company Subsidiary would have an obligation with respect to Taxes of another person or entity following the Closing.
          (d) The Company and each Company Subsidiary has withheld and paid all Taxes that it was required to withhold and pay, and has timely filed all information returns or reports, including Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports.
          (e) Except as disclosed on Schedule 3.17(e), neither the Company nor any Company Subsidiary has ever (a) been the subject of a Tax ruling that would have continuing effect after the Closing, (b) been the subject of a closing agreement with any Taxing Authority that would have continuing effect after the Closing, or (c) granted a power of attorney with respect to any Tax matters that would have continuing effect after the Closing.
          (f) Neither the Company nor any Company Subsidiary (i) has ever agreed to or is required to make any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Tax law) or to change any accounting method; (ii) has knowledge that any Taxing Authority has proposed any such adjustment or change in accounting method with respect to the Company; or (iii) has any application pending with any Taxing Authority requesting permission for a change in accounting method, which adjustment or change could have an impact on Buyer or its Subsidiaries following the Closing.
          (g) The Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has not invested in any entity or entered into any arrangement that is a “tax shelter” within the meaning of Section 6662(d)(2)(C) of the Code or that has been described in any list or announcement published pursuant to Section 6662(d)(2)(D) of the Code.
          (h) Except for Life Care Planning, a Texas corporation, neither the Company nor any Company Subsidiary is or has elected to be taxed as a corporation for federal Tax purposes.
          (i) Neither the Company nor any Company Subsidiary is a successor by merger or similar transaction to any corporation previously subject to tax under subchapter C of the Code.
     3.18. Insurance. Schedule 3.18 contains a true, correct and complete list of all insurance policies or binders of insurance or programs of self-insurance maintained by or on behalf of the Sellers, the Company or any Company Subsidiary in effect for policy periods beginning on or after January 1, 2004, indicating for each policy the carrier, the type of insurance coverage, the amounts of coverage, deductible, whether such policy is on an “occurrence” or “claims made” basis, expiration date and whether the program was retrospectively rated. All such policies are in full force and effect. True and complete copies of all such insurance policies and binders have been made available for inspection by Buyer prior to the date of this Agreement. The coverage under each such policy and binder is in full force and effect, and no written notice of cancellation or non-renewal has been received by the Sellers, the Company or any Company Subsidiary. Neither the Sellers, the Company nor any Company Subsidiary, as the case may be, is in material default under any of such policies. With respect to any material claim which is covered by one or more such policies, there has not been any failure by the Sellers, the Company or any Company Subsidiary to give any notice (including notice of facts or circumstances which may give rise to a material claim under the policies) or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.18, there are no outstanding unpaid premiums under such policies that are due and payable as of the date hereof, other than accounts payable in the ordinary course of business. No disallowance of any material claim under any such policy has been received by the Sellers, the Company or any Company Subsidiary. Neither the Sellers, the Company nor any Company Subsidiary has been refused any insurance, nor has any of their coverage been limited by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance during the last five years. Except as disclosed on Schedule 3.18, neither the Sellers, the Company nor any Company Subsidiary is now, or has entered into any agreement pursuant to which it will be, obligated to pay any retrospectively rated premiums, deductible amounts or self-insured retentions in connection with any insurance policies. The Balance Sheet reflects adequate reserves for deductible amounts, self-insured retentions and incurred but not reported claims in accordance with GAAP as of the Balance Sheet Date.
     3.19. Labor Relations and Employment.
          (a) At the present time and during the past three years, (i) no unfair labor practice complaint or charge against the Sellers, the Company or any Company Subsidiary has been brought before, or, to the Knowledge of the Sellers, threatened by, the National Labor Relations Board or any other Government Body in any jurisdiction; (ii) there has not occurred or, to the Knowledge of the Sellers, been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving the Sellers, the Company or any Company Subsidiary; (iii) neither the Company nor any Seller nor any Company Subsidiary is or has been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; (iv) neither the Company nor any Seller nor any Company Subsidiary is or has been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees; and (v) neither the Company nor any Seller nor any Company Subsidiary has experienced any material labor difficulty.
          (b) Neither the Company nor any Seller nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” under the Worker Adjustment Retraining Notification Act (“WARN Act”) nor in the past 90 days has the Sellers, the Company or any Company Subsidiary effectuated any plant closings or layoffs, which constitute an “employment loss” within the meaning of the WARN Act or any state or local law similar to the WARN Act.
          (c) The Sellers, the Company and each Company Subsidiary are in compliance, in all material respects, with all applicable federal, state or local laws regarding employment and employment practices.
     3.20. Medicare Participation/Accreditation.
          (a) Set forth on Schedule 3.20(a) is a list of each hospital, assisted living or other healthcare facility owned, operated or managed by the Company or any Company Subsidiary (each, a “Facility”). Schedule 3.20(a) identifies each Facility by type as a long-term acute care hospital, children’s hospital, assisted living facility or other specified type of facility. Each Facility identified on Schedule 3.20(a) as a long-term acute care hospital (an “LTCH”) and each Facility identified on Schedule 3.20(a) as a children’s hospital (a “Children’s Hospital” and, together with LTCH, “Hospital”) is qualified for participation in the Medicare, Medicaid, CHAMPUS and TRICARE programs (as indicated on Schedule 3.20(a)), has current provider contracts with each such program (as indicated on Schedule 3.20(a)), and has been and is in compliance in all respects with the conditions of participation in such programs with respect to each participating location, except as set forth on Schedule 3.20(a) or where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Set forth on Schedule 3.20(a) are all of the Company’s and the Company Subsidiaries’ provider numbers and a list of the Facilities that are billing for services utilizing such provider numbers. Except as set forth on Schedule 3.20(a), neither the Company nor any Company Subsidiary has received any written notice from the Medicare, Medicaid, CHAMPUS or TRICARE programs of any pending or threatened investigation under the Medicare, Medicaid, CHAMPUS or TRICARE programs (other than surveys in the ordinary course of business), and neither the Company nor any Company Subsidiary has reason to believe that any such investigation is pending or threatened.
          (b) Except as set forth on Schedule 3.20(b), neither the Company nor any Company Subsidiary has received written notice of any pending or threatened investigation or inquiry (other than surveys and audits) from any Governmental Body, fiscal intermediary, carrier or similar Entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program. Except as set forth on Schedule 3.20(b), there are no outstanding judgments, orders, writs, injunctions or decrees of any Governmental Body in respect of any governmental health care program against the Company or any Company Subsidiary (whether or not covered by insurance).
          (c) The Woodlands LP is, and at all times since February 28, 2006 has been operated as a remote location of “Nexus Specialty Hospital – Shenandoah” based upon compliance with 42 CFR §413.65. Neither the Company nor any Company Subsidiary has received, at any time since February 28, 2006, any written notice from any Governmental Body or any fiscal intermediary regarding any actual or alleged violation of or failure by the Company or any Company Subsidiary to comply with any requirement of 42 CFR §413.65, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being agreed that a loss of certification of any Hospital for participation in Medicare, Medicaid, CHAMPUS or TriCare and loss of designation of the Woodlands LP as a remote location of “Nexus Specialty Hospital - Shenandoah.” shall be considered a Material Adverse Effect.).
     3.21. Cost Reports and Other Filings.
          (a) (i) Each cost report, including home office cost reports and other required claims and filings (“Filings”) with Governmental Bodies with respect to Medicare and each state Medicaid program in which the Company and each Company Subsidiary participate, required to be filed by or on behalf of the Company or any Company Subsidiary on or prior to the Closing Date has been or will have been timely prepared and filed in accordance with applicable Legal Requirements. To the Sellers’ Knowledge, all of such filings were, when filed or as amended, true and complete. The Company has made available for inspection by Buyer prior to the date of this Agreement each such Filing made after January 1, 2004.
          (b) Schedule 3.21 lists the Medicare and Medicaid cost reports duly filed by the Company and each Company Subsidiary covering all open cost reporting periods prior to the Closing Date and which of such cost reports has been (i) audited but not fully settled and (ii) neither audited nor settled. To the Knowledge of the Sellers, except as set forth on Schedule 3.21, neither the Company nor any Company Subsidiary has received notice of any pending dispute between the Company and/or any Company Subsidiary and governmental authorities or the Medicare fiscal intermediary regarding such cost reports, other than routine Medicare and Medicaid adjustments that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice that the Medicare or Medicaid programs have any material claims against it which could result in offsets against future reimbursement in excess of that provided for in the Balance Sheet. The Financial Statements reflect adequate reserves for all open and unsettled cost reporting periods in accordance with GAAP.
     3.22. Exclusion.
          (a) Neither the Company, any Company Subsidiary nor any Affiliate, nor, to the Knowledge of Sellers, any Person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. §1001.1001(a)(2)) in the Company or any Company Subsidiary of 5% or more or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in the Company or any Company Subsidiary or any officer, director, employee, vendor or agent of the Company or any Company Subsidiary: (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (b) has been excluded from participation under any federal health care program; or (c) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.
          (b) Schedule 3.22(b) is a true and accurate account of compliance and risk management processes employed by the Company or Company Subsidiaries, as stated therein. In conducting the initial and annual screening process identified in Schedule 3.22(b), neither the Company nor any Company Subsidiary, as applicable, identified any employee, vendor or physician or allied health professional performing services at any hospital owned or operated by the Company or any Company Subsidiary who: (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (b) has been excluded from participation under any federal health care program; or (c) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.
          (c) No Legal Proceeding is pending or, to the Knowledge of the Sellers, threatened to suspend, limit, terminate or revoke the status of the Company or any Company Subsidiary as a provider in any federal health care program. Neither the Company nor any Company Subsidiary has received any notice from any third-party payor of its intentions to suspend, terminate, or revoke any contractual arrangement with the Company or any Company Subsidiary.
     3.23. Billing. Neither the Company nor any Company Subsidiary has received any notice from any third-party payor, including but not limited to, Medicare or Medicaid, that indicates that Buyer cannot continue to bill in substantially the same manner and structure as the Company or any Company Subsidiary is billing on the date hereof.
     3.24. Reimbursement Matters. For any cost reports filed for the Company or any Company Subsidiary for the previous three years, (a) neither the Company nor any Company Subsidiary has received any written notice of overpayment of a material nature from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by the Company and/or any Company

Subsidiary, (b) to the Knowledge of the Sellers, there is no basis for the assertion after the Closing of any such overpayment claim and (c) neither the Company nor any Company Subsidiary has received written notice from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened Legal Proceedings specifically with respect to, or arising out of, items or services provided by the Company or any Company Subsidiary, and to the Knowledge of the Sellers, no such Legal Proceeding is pending, threatened or imminent. Neither the Company nor any Company Subsidiary is subject to (i) a “focused review” of claims by Medicare or (ii) a “Corporate Integrity Agreement”, “Certification of Compliance Agreement” or similar government-mandated compliance program.
     3.25. No Criminal Proceedings. To the Knowledge of the Sellers, there are no pending Legal Proceedings against the Company or any Company Subsidiary or, against their agents, officers or employees with respect to their employment with the Company or any Company Subsidiary, which involve allegations of criminal violations of any Legal Requirements by the Company or any Company Subsidiary or their agents, officers or employees acting on behalf of the Company or any Company Subsidiary, including without limitation, Medicare or Medicaid.
     3.26. Licenses.
          (a) Schedule 3.26(a) contains a complete and accurate list of each material License that is owned, held or possessed by the Company or any Company Subsidiary. Each License listed or required to be listed on Schedule 3.26(a) is valid and in full force and effect. Except as set forth on Schedule 3.26(a):
               (i) to the Knowledge of the Sellers, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of, or a material failure to comply with, any term or requirement of any License listed or required to be listed on Schedule 3.26(a) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any License listed or required to be listed on Schedule 3.26(a);
               (ii) neither the Company nor any Company Subsidiary has received, at any time since January 1, 2004, any written notice or, to the Knowledge of the Sellers, other communication from any Governmental Body regarding (A) any actual, alleged, or potential material violation of, or material failure by, the Company or any Company Subsidiary to comply with any term or requirement of any License, (B) any actual or proposed revocation, withdrawal, suspension, cancellation or termination of any License, (C) any reason why (excluding reasons pertaining exclusively to Buyer) any License listed or required to be listed on Schedule 3.26(a) will not be reissued or renewed as such License may require after the Closing;
               (iii) as of January 1, 2007, all applications required to have been filed for the renewal of the Licenses listed or required to be listed on Schedule 3.26(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate Governmental Bodies; and
               (iv) to the Knowledge of the Sellers, all applications required to have been filed for the renewal of the professional license of each Physician who owns, or whose immediate family member owns, any direct or indirect ownership or investment interest in any Hospital (a “Physician-Investor”), and all other filings required to maintain each such Physician Investor’s professional license in good standing, in order for the Physician to perform his or her duties for the Company or any Company Subsidiary, have been duly made on a timely basis with the appropriate Governmental Bodies.
The Licenses listed in Schedule 3.26(a) collectively constitute all of the Licenses necessary to permit the Company and the Company Subsidiaries to lawfully conduct and operate the Business (including, without limitation, the operation of each of the Facilities) in substantially the manner they currently conduct and operate the Business and to permit the Company and each Company Subsidiary to own and use their assets in substantially the manner in which they currently own and use such assets.
          (b) To the Knowledge of the Sellers, each License held by any administrator, medical director, director of nursing or other material medical professional employee or medical contracted agent (each a “Professional Employee”) of the Company or any Company Subsidiary and necessary for that Professional Employee to carry out his/her duties for the Company or any Company Subsidiary is valid and in full force and effect. Except as set forth on Schedule 3.26(b):
               (i) to the Knowledge of the Sellers, no Professional Employee of the Company or any Company Subsidiary has received notice, at any time since January 1, 2004, from any third-party payor with which the Professional Employee was participating at the time of the notice, including but not limited to, Medicare or Medicaid, that indicates that bills for health care services provided by such Professional Employee are ineligible for reimbursement because such Professional Employee is prohibited from submitting claims for health care services;
               (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any such License (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or non-renewal of, or any modification to, any such License; and
               (iii) to the Knowledge of the Sellers, no Professional Employee has received, at any time since January 1, 2004, any notice or communication from any Governmental Body or any other Person regarding (A) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any License; or (B) any reason why (excluding reasons pertaining exclusively to Buyer) any License listed or required to be listed on Schedule 3.26(a) will not be reissued or renewed as such License may be require after the Closing.

     3.27. Long Term Hospital Certification. Each LTCH meets the requirements for exclusion from the Medicare prospective payment system specified in 42 CFR § 412.1(a)(1) by complying with the requirements set forth at 42 CFR §412.23(e). Neither the Company nor any Company Subsidiary has received written notice from a Governmental Body of any pending or threatened Legal Proceedings or surveys (other than surveys conducted in the ordinary course of business) specifically with respect to any LTCH’s status as a long-term care hospital under 42 CFR §412.23(e). To the Knowledge of the Sellers, no investigation or inquiry respecting the Medicare enrollment or certification status of any LTCH is pending, threatened or imminent (other than surveys conducted in the ordinary course of business). Neither the Company nor any Company Subsidiary has reason to believe that each LTCH will not continue to meet all existing requirements necessary to be met in order for such LTCH to qualify as a long-term acute care hospital under 42 CFR §412.23(e). No LTCH is subject to the special payment provisions for long-term care hospitals within hospitals and satellites of long-term care hospitals specified in 42 CFR §412.534.
     3.28. Children’s Hospital Certification. Each Children’s Hospital meets the requirements for exclusion from the Medicare prospective payment system specified in 42 CFR § 412.1(a)(1) by complying with 42 CFR § 412.23(d) as currently in effect. Neither the Company nor any Company Subsidiary has received written notice from a Governmental Body of any pending or threatened Legal Proceedings or survey (other than surveys conducted in the ordinary course of business) specifically with respect to any Children’s Hospital’s status as a children’s hospital. To the Knowledge of the Sellers, no investigation, survey or inquiry respecting the enrollment or certification status of any Children’s Hospital is pending, threatened or imminent (other than surveys conducted in the ordinary course of business). Neither the Company nor any Company Subsidiary has reason to believe that each Children’s Hospital will not continue to meet all requirements necessary to be met in order for such Children’s Hospital to qualify as a children’s hospital under 42 CFR §412.23(d) as currently in effect.
     3.29. Compliance with Laws.
          (a) The Company and each of the Company Subsidiaries is, and for the applicable statute of limitations has been, in compliance with all Legal Requirements that are or were applicable to it or to the conduct or operation of its business or the ownership, lease or use of any of its assets.
          (b) Except as set forth on Schedule 3.29(b), neither the Company nor any Company Subsidiary has received, at any time since January 1, 2004, any written notice or, to the Knowledge of the Sellers, other communication from any Governmental Body regarding (i) any actual or alleged violation of, or failure to comply in any material respect with, any Legal Requirement, or (ii) any actual or alleged obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action.
          (c) Without limitation of the other provisions of this Section 3.29, except as set forth on Schedule 3.29(c):
               (i) neither the Company nor any Company Subsidiary has submitted any claim in connection with any referral to any Facility that violated any applicable self-referral law, including, without limitation, the Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (the “Stark Act”), or any applicable state self-referral law;
               (ii) neither the Company nor any Company Subsidiary has submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including, without limitation, the False Claims Act, 31 U.S.C. §3729, or any other applicable federal or state false claim or fraud law;
               (iii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Sellers, any Person providing professional or other services to the Company or a Company Subsidiary is presently, or has, engaged in any activities which are cause for criminal or civil penalties and/or mandatory or permissive exclusion from any Health Care Program (as hereinafter defined), including, without limitation, (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (B) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (C) presenting or causing to be presented a claim for reimbursement under any Health Care Program that is: (1) for an item or service the claimant knows or should know was not provided as claimed; (2) for an item or service the claimant knows or should know is false or fraudulent; or (3) for an item or service the claimant knows or should know is not medically necessary; (D) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (E) knowingly or willfully soliciting or receiving any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in violation of any Legal Requirement with respect to any Health Care Program; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (1) the conditions or operations of a Facility in order that such Facility may obtain certification, accreditation or similar approval under any Federal Health Care Program (as defined at 42 U.S.C. §1320a-7b(f)) or any health care program operated by or financed in whole or in part by any state or other government jurisdiction in which the Company or any Company Subsidiary is authorized to do business (each a “State Health Care Program” and together with the Federal Health Care Programs, the “Health Care Programs”), or (2) information required to be provided under §1124A of the Social Security Act (42 U.S.C. §1320a-3); and
               (iv) neither the Company, nor any Company Subsidiary nor, to the Knowledge of the Sellers, any officer, director, employee or contracted agent (for or on behalf of the Company or any Company Subsidiary) of the Company or any Company Subsidiary, has, directly or indirectly, (A) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of the Company or any Company Subsidiary, in order to obtain business or payments from such Persons in violation of any Legal Requirement; (B) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous Payment (as hereinafter defined) of any kind, nature or description to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person in violation of any Legal Requirement; (C) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment, gift or other distribution, whether in money, property or services (a “Payment”) to, or for the private use of, any governmental official, employee or agent where the Payment was in violation of any Legal Requirement; (D) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of the books or records of the Company or any Company Subsidiary for any reason; (E) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to any Person with the intention or understanding that any part of such Payment would be used for any purpose other than that described in the documents supporting such Payment; or (F) solicited, received, paid or offered any illegal remuneration for any referral to any Facility in violation of any Legal Requirement, including without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), or any applicable state anti-kickback law.
     3.30. Compliance with Stark and Federal and State Anti-Kickback Law.
          (a) To the Knowledge of the Sellers, (i) no Physician-Investor is prohibited from referring to the Hospital under the Stark Act and each such Physician-Investor’s ownership or investment interest is in material compliance with the Stark Act; and (ii) no direct or indirect ownership or investment interest in any Hospital by any Physician Investor who is in a position to make or influence referrals to, furnish items or services to, or otherwise generate business for such Hospital, is or results in any illegal remuneration to such Physician-Investor under the Federal Anti-Kickback Statute or any applicable state anti-kickback law.
          (b) Schedule 3.30(b) sets forth (i) the percent of the value of any investment interests in each class of investments held in the previous fiscal year or previous 12-month period by investors who are in a position to make or influence referrals to, furnish items or services to, or otherwise generate business for, each Hospital in which any Physician-Investor has a direct or indirect ownership or investment interest, and (ii) the percent of each Hospital’s gross revenue related to the furnishing of health care items and services in the previous fiscal year or previous 12-month period that come from referrals or business otherwise generated from each such Physician Investor.
     3.31. Census and Payor Mix Reports. The Company has delivered to Buyer true and complete reports detailing the census and payor mix for each Facility for all periods from January 1, 2005 to December 31, 2006.
     3.32. Hill-Burton. Neither the Company nor any Company Subsidiary has ever received, nor was the construction, renovation or improvement of any Facility at any time financed by, any construction grants, loans or loan guarantees made pursuant to the Hospital Survey or Construction Act, Title VI of the Public Service Act or the National Health Planning and Resource Development Act, Title XVI of the Public Health Service Act (Title VI and Title XVI being hereinafter referred to as the “Hill-Burton Act”). Neither the Company nor any Company Subsidiary is subject to any obligations or community service assurance requirements pursuant to the Hill-Burton Act.

     3.33. Health Care Laws. The Company and each of the Company Subsidiaries do not have (and based on acts or omissions prior to Closing will not have) any liabilities or obligations (whether accrued, absolute, contingent, unmatured, unknown or otherwise) (a) arising from the failure to comply with the Stark Act, the Federal Anti-Kickback Statute, the False Claims Act, any state self-referral law, anti-kickback law or false claim or fraud law or any other Legal Requirement with respect to any Health Care Program including without limitation, improper billing or coding activities, billing for services that are not medically necessary or provided, fraud or abuse, criminal activity or fee splitting (and the Company and the Company Subsidiaries have complied with all such Legal Requirements), or (b) with respect to any document filed with or any claim made in connection with any Health Care Program or third party government or non governmental payor.
     3.34. Transactions With Affiliates. Except as set forth in Schedule 3.34, since December 31, 2004, no director, officer or greater than five percent (5%) stockholder of Nexus Health System or Affiliate (other than a Company Subsidiary or a portfolio company of such Person) of any such Person and to the Knowledge of the Sellers no employee or member of the family or Affiliate (other than a Company Subsidiary or a portfolio company of such Person) of any such Person is a party to any transaction with the Company or any Company Subsidiary, including any Contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.
     3.35. Bank Accounts. Schedule 3.35 sets forth a list of all bank and securities accounts and lockboxes maintained by the Company or any Company Subsidiary, a list of persons authorized to sign on behalf of the Company and each Company Subsidiary with respect to each such account and a list of persons with authorized access to each such lockbox.
     3.36. Brokers or Finders. No broker, finder or investment banker is entitled to any fee or commission from the Sellers, the Company or any Company Subsidiary for services rendered on behalf of the Company or any Seller or any Company Subsidiary in connection with the Agreement or the transactions contemplated hereby except Houlihan Lokey Howard & Zukin whose fee will be paid by the Sellers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF STOCKHOLDERS
     Each Stockholder severally represents and warrants to Buyer as follows:
     4.1. Authority.
          (a) Such Stockholder has the requisite legal right, power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

          (b) Neither the execution and delivery by such Stockholder of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof by such Stockholder will (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or its assets may be bound or affected, or (ii) violate any Legal Requirement applicable to the Stockholder or any of its respective assets. Except as set forth on Schedule 4.1(b), no consent or approval by, notice to or registration with any Governmental Body or other Person, is required on the part of such Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     4.2. Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the Knowledge of Stockholder, threatened against Stockholder, nor any outstanding judgments, orders, writs, injunctions or decrees of any Governmental Agency against Stockholder which seek to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated hereby or would adversely affect the ability of Stockholder to consummate the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER
     Buyer represents and warrants to the Sellers as follows:
     5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with requisite corporate power and authority to enter into and perform this Agreement, to own, lease and operate its properties and to carry on its business as now being conducted therein, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would not prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated hereby.
     5.2. Authority.
          (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

          (b) Except as set forth on Schedule 5.2(b), neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof by Buyer will (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other similar organizational and operational documents of Buyer or any of its Subsidiaries, (ii) violate or conflict with, or result in a breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or permit the termination of, loss of any material right under or acceleration of the performance required by, or result in the creation or imposition of any Encumbrance upon any of the assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of the assets of Buyer or any of its Subsidiaries may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or any of the assets of Buyer or any of its Subsidiaries except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches or defaults which would not prohibit or restrict or delay the consummation of the transactions contemplated hereby. Except as set forth on Schedule 5.2(b), no consent or approval by, notice to or registration with any Governmental Body, is required on the part of Buyer prior to the Closing Date in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     5.3. Financing. Assuming accuracy of the Sellers’ and Stockholders’ representations and assuming Buyer receives the bank consent described on Schedule 5.2(b), Buyer has and will have, as of the Closing, sufficient funds on-hand or available through existing credit facilities (without restrictions on drawdown that would delay payment of the Purchase Price in accordance with Article II of this Agreement) to consummate the transactions contemplated hereby, including payment of any amounts under Article II.
ARTICLE VI
CERTAIN COVENANTS OF THE PARTIES
     6.1. Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article X or the Closing (the “Pre-Closing Period”), the Sellers and the Company shall, and shall cause their Representatives to: (a) provide Buyer and Buyer’s Representatives with reasonable access during normal business hours to Seller’s and Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Sellers and the Company (including such access to conduct environmental audits); and (b) provide Buyer and Buyer’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Sellers and the Company, and with such additional financial, operating and other data and information regarding the Sellers and the Company, as Buyer may reasonably request. Buyer and its Representatives will hold any such information in accordance with the terms of the confidentiality agreements, dated September 18, 2006 and December 5, 2006, each between Nexus Health Systems and Buyer (collectively, the “Confidentiality Agreement”).

     6.2. Conduct of Business. During the Pre-Closing Period, the Company shall conduct its Business, and will cause each Company Subsidiary to conduct its Business, in the ordinary course of business consistent with past practice, to preserve their business organizations intact, keep available the services of their officers and employees necessary for the conduct of its Business and use commercially reasonably efforts to maintain satisfactory relationships with suppliers, customers and others having business relationships with it. Without limiting the foregoing, except as set forth on Schedule 6.2, the Company will not, and will cause the Company Subsidiaries not to, do any of the following without the prior written consent of Buyer:
          (a) amend its certificate of limited partnership, limited partnership agreement or other similar organizational and operational documents;
          (b) redeem or otherwise acquire any shares of its capital stock, equity securities or other equity interests except for redemptions and acquisitions in exchange for solely cash consideration which is paid in full prior to the Closing, or issue any capital stock or partnership interest or other equity security or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, partnership interest or other equity securities;
          (c) declare, set aside or pay any dividends or make any other distributions in respect of any of its capital stock or partnership interests or any other equity interests (other than from a Company Subsidiary to another Company Subsidiary or to the Company) except for dividends or distributions paid solely in cash prior to the Closing;
          (d) adopt or amend any Employee Plan (except to transfer sponsorship of the Company’s 401(k) Plan to Nexus Health Systems as described under Section 6.16(d)) or collective bargaining agreement, except as may be, and to the extent, required by law;
          (e) incur any indebtedness for borrowed money or guarantee any liabilities, obligations or indebtedness of any Person (other than the Company or any Company Subsidiary) except in the ordinary course of business and as long as such incurred indebtedness will not interfere with or delay the Closing;
          (f) permit, allow or suffer any of its material assets, leases or leased property to be subject to any Encumbrance, other than Permitted Liens;
          (g) waive any other claims or rights of substantial value;
          (h) pay, loan or advance any amount to, or sell, transfer or lease any of its material assets to, or enter into any agreement or arrangement with, any Stockholder or Affiliate (other than with payments, loans, advances, sales, transfers, leases, agreements or arrangements between the Company and any Company Subsidiary or between two or more Company Subsidiaries and other than as contemplated by this Agreement);
          (i) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

          (j) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
          (k) acquire or agree to acquire (A) short-term assets outside of the ordinary course of business consistent with past practice and (B) any long-term assets (other than capital expenditures and additions to property, plant or equipment pursuant to Section 6.2(q)) outside the ordinary course of business consistent with past practices and in the aggregate in excess of $50,000;
          (l) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets having an aggregate value in excess of $50,000;
          (m) amend, revise, take any action to renew or take any action to terminate any material contract, lease, sublease, option or other agreement to which the Company or a Company Subsidiary may be a party, which requires annual payments to or from the Company or any Company Subsidiary of more than $50,000;
          (n) enter into or renew any employment, labor or consulting contract, arrangement or commitment, other than those that are terminable at will, without penalty or continuing obligation;
          (o) initiate or settle any litigation to which the Company or a Company Subsidiary is a party that would require payments in excess of $100,000 in the aggregate, excluding payments to the extent they are covered by insurance;
          (p) make or grant pay raises, bonuses, awards or severance to any officer, employee or director, or make any other payments, directly or indirectly, to any officer, employee or director of the Sellers, the Company or any Company Subsidiary, other than annual merit increases in the ordinary course of business consistent with past practice or as required by the terms of any employment, bonus or severance agreement or plan in effect on the date immediately prior to the date hereof;
          (q) make any commitments for capital expenditures for additions to property, plant or equipment where the payments for such commitments to be made after the Closing will be in excess of $50,000 in the aggregate;
          (r) fail to use commercially reasonable efforts to maintain in full force and effect through the Closing, insurance of the type and with such coverage amounts and with insurers rated comparable to those maintained as of the date hereof (the Company shall promptly advise Buyer in writing of any change of insurer or type of coverage);
          (s) make, change or revoke any material Tax election or make any agreement or settlement with any Taxing Authority;
          (t) open any new hospital or purchase any hospital or close or sell any hospital;

          (u) enter into or renew any real property lease; or
          (v) agree to any of the foregoing.
     6.3. Notification.
          (a) During the Pre-Closing Period, the Sellers shall promptly notify Buyer in writing of the Sellers obtaining Knowledge of:
               (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or a material breach of any representation or warranty made by the Sellers in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or a material breach of any representation or warranty made by the Sellers in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
               (iii) any material breach of any covenant or obligation herein of any Seller; and
               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII, Article VIII or Article IX impossible or impracticable.
          (b) During the Pre-Closing Period, Buyer shall promptly notify the Company in writing of Buyer obtaining Knowledge of:
               (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Buyer in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Buyer in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
               (iii) any material breach of any covenant or obligation herein of Buyer; and
               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII, Article VIII or Article IX impossible or impracticable.

          (c) Should any fact or condition reported in such written notice require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Buyer or the Sellers will promptly deliver to the other party a supplement to the appropriate Schedules specifying such proposed change. The party receiving notice of such proposed change shall be entitled to reject any of the supplemental disclosures made pursuant to this Section 6.3. If the party receiving notice of such proposed change rejects the supplemental disclosure it shall have the right (subject to the immediately following sentence) to, and its only remedy shall be to, terminate this Agreement. If the party receiving notice of such proposed change fails to reject the supplemental disclosure in the Schedules in writing within five (5) Business Days following such party’s receipt of notice thereof and receipt of such further information with respect thereto as it reasonably requests, the supplemental disclosures shall be deemed accepted by the receiving party and the disclosure relative to Buyer’s or Sellers’ representations and warranties shall be deemed modified and supplemented as indicated in such notice for purposes of Article VII and XII hereof.
     6.4. No Negotiation. During the Pre-Closing Period, the Sellers and each Stockholder shall not, directly or indirectly:
          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction;
          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction; or
          (c) consider, entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction.
The Sellers and each Stockholder shall promptly notify Buyer in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Stockholders or Nexus Health Systems or its Subsidiaries during the Pre-Closing Period.
     6.5. Other Information and Events. During the Pre-Closing Period, the Sellers shall furnish to Buyer:
          (a) as soon as possible and in any event within five (5) Business Days after the Sellers, the Company or a Company Subsidiary receives notice from any party to any material Contract that a Seller, the Company or a Company Subsidiary is in default thereunder, a copy of such notice;
          (b) promptly after the commencement thereof, notice in writing of all Legal Proceedings by or before any court or Governmental Body, against or affecting the Sellers , the Company or a Company Subsidiary or any of its properties or assets.
     6.6. Tax Return Filing. Nexus Health Systems shall cause to be prepared and timely filed all Tax Returns required to be filed by the Sellers and the Company and each Company Subsidiary on or prior to the Closing Date (the “Company Pre-Closing Returns”). The Company Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with the

Company’s past practices except as otherwise required by applicable law. Nexus Health Systems shall allow Buyer the opportunity to review and comment on the Company Pre-Closing Returns to be filed after the date hereof for a reasonable period prior to the intended filing date, provided that, so long as such Tax Returns are prepared in the manner set forth in the immediately preceding sentence, nothing hereunder shall obligate the Nexus Health Systems to make any additions, deletions or other modifications to, or otherwise to delay past the intended filing date, any such Company Pre-Closing Return. Nexus Health Systems shall cause to be timely paid and shall be responsible for all Taxes due on or prior to the Closing Date with respect to Company Pre-Closing Returns.
     6.7. Regulatory Approvals. The Sellers and Buyer shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement (but in any event within three (3) Business Days of the date of this Agreement), all notices, reports and other documents required to be filed with any Governmental Body with respect to the Agreement the other transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Body. The Sellers and Buyer shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (b) any inquiries or requests for information received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Sellers and Buyer shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Agreement or any of the other transactions contemplated hereby, (ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Agreement. The Sellers and Buyer will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law.
     6.8. Public Announcements. During the Pre-Closing Period, neither the Sellers, the Company nor Buyer nor any Stockholders shall (and neither shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the other transactions contemplated by this Agreement, without the other parties’ prior written consent, except as such release or statement may be required by law or the rules or regulations of any United States or foreign securities exchange; provided, however, that, promptly following the execution of this Agreement, Buyer and Nexus Health Systems shall issue a mutually acceptable press release.
     6.9. Satisfaction of Conditions. Prior to the Closing, (a) each Seller and Stockholder shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied on a timely basis (including without limitation to cure any material inaccuracy in any representation or warranty that would exist as of the Closing Date), and (b) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied on a timely basis (including without limitation to cure any material inaccuracy in any representation or warranty that would exist as of the Closing Date), provided, however, that such action shall not include any requirement on the part of the Sellers or the Stockholders to expend material amounts of money (other than routine out-of-pocket expenses) to obtain the consent contemplated by Section 8.8(ii). Notwithstanding anything to the contrary herein, neither Buyer nor the Sellers, nor any of their respective Affiliates, shall be required as a result of this Agreement, to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or to take or commit to take any action that could reasonably be expected to limit (x) the freedom of action of Buyer or the Sellers or their respective Subsidiaries or Affiliates with respect to the operation of, or Buyer’s or its Subsidiaries’ or Affiliates’ ability to retain, the Company, the Company Subsidiaries or any of their respective businesses or assets or (y) the ability to retain, own or operate any portion of the business of Buyer, the Company or their respective Subsidiaries and Affiliates or alter or restrict in any way the business or commercial practices of Buyer or the Company or either of their respective Subsidiaries or Affiliates.
     6.10. No Other Representations or Warranties.
          (a) Buyer agrees that, except for the representations and warranties made by the Sellers and the Stockholders that are expressly set forth in this Agreement or in any Exhibits, Schedules and documents delivered pursuant to this Agreement, neither the Sellers nor any Stockholder has made and shall not be deemed to have made to any of Buyer or its Affiliates or Representatives any representation or warranty of any kind.
          (b) The Sellers and each Stockholder acknowledges and agrees that, except for the representations and warranties made by Buyer as set forth in this Agreement, Buyer does not make or has not made to the Sellers, any Stockholder or any of their respective Affiliates or Representatives any representation or warranty of any kind.
     6.11. FIRPTA Matters. At the Closing, each of the Sellers shall deliver to Buyer a statement (in such form as may be reasonably requested by counsel to Buyer) certifying that such Seller is not a foreign person for purposes of Section 897 and 1445 of the Code.
     6.12. Indebtedness and Payoff Letters. One (1) day prior to the Closing, the Sellers shall provide Buyer with (a) a copy of “payoff” letters from the lenders in connection with the Indebtedness (other than capital leases), (b) a copy of the letters from such lenders confirming that all Encumbrances relating to such Indebtedness will be removed by the lenders effective upon payment to the lenders of the amounts set forth in the payoff letters and (c) a complete and accurate itemization of any other Indebtedness. At or before Closing, the Sellers shall cause all such Encumbrances on assets of the Company or the Company Subsidiaries to be released.
     6.13. Cooperation Regarding Licenses. Each party shall use all reasonable efforts to assist and cooperate with the other party, including by providing all relevant information, in order to make all necessary filings with all appropriate Governmental Bodies (i) to obtain any approvals or consents from Governmental Bodies that Buyer deems necessary or appropriate for the consummation of the transactions contemplated by this Agreement and (ii) to cause all Licenses that Buyer deems necessary or appropriate to conduct and operate the Business following the Closing in substantially the same manner as the Company and the Company Subsidiaries currently conduct and operate the Business to be received, reissued, transferred or to remain in effect, as applicable. Without limiting the generality of the foregoing, promptly following the date of this Agreement, Buyer, after consulting with Nexus Health Systems, shall submit a letter to the Texas Department of Aging and Disability Services (“TDADS”) seeking confirmation that the transactions contemplated by this Agreement will not constitute a “change of ownership” (as defined in 40 Tex. Admin. Code § 92.3) of the assisted living facilities owned by Neurobehavioral Resources, Ltd. d/b/a Touchstone Recovery Center, Ltd. If Buyer determines that it is unable to receive such confirmation, Buyer will complete and submit such applications and forms as may be required by TDADS in order for each such assisted living facility to receive from TDADS a new license to operate such facilities. In addition, Buyer shall complete and submit within 10 days after the Closing such applications and forms as required by the Texas Department of State Health Services following a “change of ownership” (as defined in 25 Tex. Admin. Code § 133.24) for each hospital owned by the Woodlands LP and Healthbridge Children’s Hospital – Houston, Ltd. For each Hospital enrolled in the Medicare program, Buyer shall prepare and submit the Medicare applications necessary to report any change of information as required by 42 C.F.R. § 424.520(b) or, if the Agreement is later determined by the Centers for Medicare & Medicaid Services to constitute a change of ownership pursuant to 42 C.F.R. § 489.18, Buyer shall prepare and submit the Medicare applications as are necessary for a change of ownership.
     6.14. Allocation of Purchase Price; Excess Tax Payments.
          (a) The Purchase Price (as adjusted for liabilities of the Company and the Company Subsidiaries as of 12:01 a.m. on the Closing Date and other relevant items) shall be allocated among the assets of the Company and the Company Subsidiaries in accordance with the methodology described on Schedule 6.14(a) (the “Allocation”). No later than 90 days following Closing Date, Buyer shall deliver to Nexus Health Systems a proposed final allocation of the of the Purchase Price (as adjusted for liabilities of the Company and the Company Subsidiaries) among the assets of the Company and the Company Subsidiaries, to the extent not already reflected in the Allocation (the “Proposed Final Allocation”), which Proposed Final Allocation shall be binding upon the Sellers unless Nexus Health Systems reasonably objects to the Proposed Final Allocation in writing within 21 days following receipt of the Proposed Final Allocation (a “Notice of Objection”). In the event that Nexus Health Systems delivers a Notice of Objection to Buyer, Buyer and Nexus Health Systems shall attempt in good faith to promptly resolve any disputes with respect to the Proposed Final Allocation, provided that if Buyer and Nexus Health Systems are unable to resolve any disputed items within 21 days following the delivery of Nexus Health Systems’ Notice of Objection, Nexus Health Systems and Buyer shall submit any remaining unresolved items to the Independent Accounting Firm for final determination, which final determination shall be binding upon the parties. Unless otherwise required by applicable Tax law, the Sellers, the Stockholders and the Buyer shall not take a position on any Tax Return or in any proceeding with a Taxing Authority that is inconsistent with the Allocation as finally determined.
          (b) Following the Closing and no later than 120 days following the end of the calendar year that includes the Closing Date, Nexus Health Systems shall provide the Buyer with a schedule setting forth in reasonable detail the amount of the Excess Taxes required to be paid by each of the Stockholders (the “Excess Taxes Schedule”). If the Buyer does not agree with Nexus Health Systems’ calculation of the Excess Taxes as reflected on the Excess Taxes Schedule, Buyer shall notify Nexus Health Systems within twenty (20) days of receiving a copy of such schedule, and the parties shall consult and attempt to resolve in good faith any disputes regarding such calculations. If the Buyer and Nexus Health Systems are unable to resolve such dispute within ten (10) days thereafter, any unresolved issues shall be submitted to the Independent Accounting Firm for final resolution. Promptly upon resolution of any such disputes, or if there are no disputes, within thirty (30) days after the Buyer’s receipt of the Excess Taxes Schedule, the Buyer shall pay to the Stockholders the amount of such Stockholder’s Excess Section Taxes as indicated on the Excess Taxes Schedule. Any amount paid to the Stockholders pursuant to this Section 6.14(b) shall adjust the allocation of the Purchase Price under Section 6.14(a) accordingly.
     6.15. Medi-Cal Provider Number. After the Closing and pursuant to Section 51000.32 of Title 22 of the California Code of Regulations, the Sellers shall permit the Buyer to continue to use any provider number listed in Schedule 3.20(a) to bill for services delivered at any such Facility to a beneficiary of the California Medicaid program (“Medi-Cal”) while Buyer’s application for a new Medi-Cal provider number is pending. The Sellers and the Buyer shall execute at the Closing a Successor Liability with Joint and Several Liability Agreement in the form provided by the California Department of Health Services (“DHS”) and attached hereto as Exhibit G (the “Successor Liability with Joint and Several Liability Agreement”). The Buyer shall use all reasonable efforts to file, as soon as practicable after the Closing (but in any event within five (5) days of the date of this Agreement), the Successor Liability with Joint and Several Liability Agreement. The Sellers and the Buyer agree to cooperate with one another and take any other action or submit any additional information requested by DHS to permit Buyer to bill Medi-Cal as provided by this Section 6.15. The Buyer shall within thirty-five (35) days after the Closing submit a complete and acceptable Medi-Cal enrollment application package for a new Medi-Cal provider number(s). The Sellers shall not terminate or otherwise deactivate any Medi-Cal provider number listed on Schedule 3.20(a) until such as time as the Buyer has been issued a new Medi-Cal provider number by DHS.
     6.16. Employees.
          (a) Effective as of the Closing, the Amended and Restated Employment Agreement between Michelle E. Betcher and the Company dated January 24, 2003 and the Employment Agreement between John W. Cassidy, M.D. and the Company dated November 1, 2002 shall be terminated without any further liability or obligation of the Company or any of the Company Subsidiaries towards the parties thereunder.
          (b) As soon as practicable prior to Closing, Buyer or its Affiliates will make “at will” offers of employment to such of the employees of Nexus Health Systems as Buyer desires to hire, on terms and conditions as Buyer determines in its discretion. Offerees who accept such employment offers and commence employment with Buyer or its Affiliates shall be referred to herein as “Transferred Employees.” Sellers shall be responsible for any severance due any such employee who is not offered a position with Buyer or who declines any such offer.
          (c) Sellers shall pay or shall reimburse the Buyer for any severance, transaction bonus and/or change of control payments and related costs paid pursuant to the severance, retention or change of control agreements listed on Schedule 6.16, whether or not such employee’s employment is terminated prior to, at or after the Closing.

          (d) Before the Closing, Nexus Health Systems and the Company shall have taken all such action as may be necessary or appropriate to effect the transfer of sponsorship of the Company maintained 401(k) Plan (the “Company’s 401(k) Plan”), together with any trust agreement or other funding medium maintained under such Plan and all liabilities for benefit accrued thereunder, to Nexus Health Systems with the effect that, from and after Closing, neither the Company, nor any Company Subsidiary shall have any responsibility for, or liability with respect to, that Plan, or to any claims for benefits thereunder filed by any participant in such Plan or any beneficiary of any such participant, other than to deliver to Nexus Health Systems for deposit into that Plan, any amounts attributable to employee contributions, and related employer matching contributions, for any period ending on or before the Closing Date that have not been paid over the Plan on or before the Closing Date. From and after the Closing Date, the Sellers will jointly and severally indemnify and hold harmless the Buyer Indemnities against any and all liabilities arising under or with respect to such Plan other than the contribution obligation specifically referred to in the immediately preceding sentence.
          (e) To the extent permitted by the Select Medical 401(k) Plan and Trust (the “Buyer’s 401(k) Plan”), Buyer will and will cause the Buyer’s 401(k) Plan to accept the rollover, by direct or indirect rollover, as selected by each Transferred Employee and employee of the Company or any Company Subsidiary who was a participant in the Company’s 401(k) Plan and who remains so employed following the Closing (collectively, the “Continuing Employees”) of that portion of the Continuing Employees’ accounts in the Company’s 401(k) Plan that constitutes an “eligible rollover distribution” as that term is defined by section 402(c)(4) of the Code, provided that at the time a Continuing Employees elects such a rollover that Continuing Employee is employed by the Buyer, the Company or any Company Subsidiary. Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from the Company’s 401(k) Plan to the Continuing Employee electing such rollover. Buyer and Sellers will, and will cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the Continuing Employees’ account balances in the Company’s 401(k) Plan to the Buyer’s 401(k) Plan.
          (f) Buyer agrees that after Closing, Buyer will cooperate with Nexus Health Systems by providing (i) copies and access to any files, records, or other materials pertaining to the Company’s 401(k) Plan that are in Buyer’s possession or control and (ii) access to employees and other personnel who were responsible for the administration of the Company’s 401(k) Plan, based upon a reasonably agreeable time schedule.
     6.17. Insurance. Prior to Closing, the Sellers will use their reasonable best efforts to resolve the gap and other insurance coverage issues disclosed in Exhibit H.
     6.18. Name Change; Post Closing Activities of Sellers.
          (a) Promptly after Closing, the Sellers shall change their legal names to names that do not contain the words “Nexus” or “Neurobehavioral” and which are not otherwise confusingly similar to the names of any of the Company or the Company Subsidiaries.
          (b) From and after the Closing, the Sellers shall not, and shall not permit its Affiliates to use for its own behalf, divulge, furnish, disclose or make accessible to anyone for use in any way any confidential or secret knowledge or information of the Sellers, the Company or any Company Subsidiary which the Sellers or its Affiliates acquired or will acquire in writing prior to the Closing, whether developed by the Company, any Company Subsidiary, the Sellers, the Stockholder, their Affiliates or by others, concerning any trade secrets, confidential or secret policies, procedures, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the Business of the Company or any Company Subsidiary, any confidential customer, client or supplier lists of the Sellers, the Company or any Company Subsidiary, any strategic or financial plans or information, any confidential or secret development or research work of the Sellers, the Company or Company Subsidiary, or any other confidential, secret or nonpublic aspects of the Business of the Company or any Company Subsidiary. The Sellers acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and the Company Subsidiaries acquired at great time, effort and expense by the Company and the Company Subsidiaries, and that any disclosure or other use of such knowledge or information other than for the sole benefit of Buyer, the Company and the Company Subsidiaries would be wrongful and would cause irreparable harm to Buyer, the Company and the Company Subsidiaries. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Sellers or the Stockholder or any of their Affiliates in breach of this Agreement or (b) becomes available to the Sellers or the Stockholder or any of their Affiliates after the Closing on a non-confidential basis from a source that is not known by the Sellers or the Stockholder or any of their Affiliates (after good-faith inquiry) to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, the Company, any Company Subsidiary, any of their respective Affiliates or any other party with respect to such information. Notwithstanding the foregoing, such obligations of confidentiality, however, shall not apply to any knowledge or information which consists of published works authored by John W. Cassidy, M.D., whether before or after the date hereof, regarding diagnosis, prognosis, treatment planning and other similar matters pertaining to the practice of medicine and which do not contain information about the business or operations of the Company or the Company Subsidiaries or the operations of a business like the Company or the Company Subsidiaries.
          (c) From and after the Closing, the Sellers shall cease conducting any business that is competitive with the Business, it being understood that at Closing all goodwill associated with any business activities conducted by the Sellers or the Company or any Company Subsidiary has been transferred to Buyer as part of the transaction contemplated hereby.
     6.19. Purchase of the Minority Partnership Interest. At or prior to the Closing, Sellers shall cause the Woodlands LP to acquire for cash the Minority Partnership Interest pursuant to and in accordance with its purchase right under Section 8.8 of that certain Revised Second Amended and Restated Agreement of Limited Partnership of the Woodlands LP, by and among Neurobehavioral, the Company, and the other limited partners, dated effective as of June 4, 2004, such that concurrently with the Closing, the Company will be the owner of a 99% limited partnership interest in the Woodlands LP.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND BUYER
     The obligations of the Sellers and the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of the parties), at or prior to the Closing, of each of the following conditions:
     7.1. No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.
     7.2. Hart-Scott-Rodino Requirements. The waiting period, if any, applicable to the consummation of the transactions contemplated hereby under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules thereunder (the “HSR Act”) shall have expired or have been terminated by the appropriate Governmental Body.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF BUYER
     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of each of the following additional conditions:
     8.1. Representations and Warranties. The representations and warranties of the Sellers and the Stockholders set forth in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Closing Date as if made at and as of such date except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date) and except as a result of actions taken or not taken at the written direction of or after consultation with and written concurrence of the Buyer, and each Seller shall have delivered to Buyer a certificate to such effect signed by a duly authorized officer of such Seller and the Stockholders shall have delivered to Buyer a certificate to such effect signed by each such Stockholder.
     8.2. Performance of the Sellers and Stockholders. Each of the obligations of the Company and the Sellers and the Stockholders to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date, and, at the Closing Date, each Seller shall have delivered to Buyer a certificate to such effect signed by a duly authorized officer of such Seller and the Stockholders shall have delivered to Buyer a certificate to such effect signed by each such Stockholders.
     8.3. Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, at the Closing Date, each Seller shall have delivered to Buyer a certificate to such effect signed by a duly authorized officer of such Seller and the Stockholders shall have delivered to Buyer a certificate to such effect signed by each such Stockholder.
     8.4. Secretary’s Certificate. Buyer shall have received a certificate, dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of each of the Sellers, on behalf of the Sellers, certifying as to: (a) the attached copy of the resolutions of the Board of Directors (or a duly authorized committee or officer) of each Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (b) the incumbency, authority and specimen signature of each officer of each Seller executing this Agreement or any other document or instrument contemplated hereby.
     8.5. Good Standing Certificate. Buyer shall have received certificates as to each Seller’s, the Company’s and each Company Subsidiary’s organization, valid existence and good standing as a corporation, limited liability company, or limited partnership in the state of its jurisdiction of organization as of a date no more than five days prior to the Closing Date.
     8.6. Organizational Documents. Buyer shall have received a true and complete copy of the certificate of incorporation or other formation document, as the case may be, of each Seller, the Company and each Company Subsidiary, certified as true and complete by the Secretary of State or other appropriate governmental official of its jurisdiction of organization, and a copy of the bylaws or other organizational documents, as the case may be, of each Seller, the Company and each Company Subsidiary, certified as true and complete by its Secretary.
     8.7. Legal Opinion. Buyer shall have received from counsel for the Sellers an opinion dated the Closing Date in the form attached hereto as Exhibit D.
     8.8. Consents. The Sellers shall have received (and furnished to Buyer evidence thereof reasonably satisfactory to Buyer) (i) the consents from third parties as set forth on Schedule 8.8; (ii) the landlord’s consent to the assignment of the Master Lease Agreement between NH Texas Properties Limited Partnership and Nationwide Health Properties, Inc. and Nexus Systems, Inc., dated January 21, 2004 to the Buyer and such landlord’s waiver of the non-compete covenant contained in Section 7.3 of such lease with respect to the facilities owned and operated by Buyer or its Affiliates as of the date of the Agreement which are set forth on Exhibit I (and replacements or relocations of such facilities); and (iii) any other consents, waivers or approvals as are necessary for the leases of the Leased Real Property to remain in effect for the benefit of the Company and the Company Subsidiaries following the consummation of the transaction contemplated hereby on the same terms as in effect on the date hereof and to waive any right of the landlords thereunder to take any action as a result of the transactions contemplated hereby.
     8.9. Licenses. (a) The Sellers shall have received (and furnished to Buyer evidence thereof reasonably satisfactory to Buyer) (i) all approvals, consents and other confirmations from Governmental Bodies as are set forth on Schedule 8.9 and (ii) any other approvals and consents from Governmental Bodies to the transactions contemplated hereby (other than those approvals and consents set forth on Schedules 3.2 or 3.26 as of the date hereof) where the failure to obtain such approvals and consents would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) Buyer shall have received (i) confirmation that the transactions contemplated by this Agreement will not constitute a “change of ownership” (as defined in 40 Tex. Admin. Code § 92.3) of the assisted living facilities owned by Neurobehavioral Resources, Ltd. (d/b/a Touchstone Recovery Center, Ltd.), or (ii) new licenses relating to the operation of each such assisted living facility or assurances reasonably satisfactory to Buyer from TDADS that such new licenses will be obtained promptly following the Closing and (c) all Licenses set forth on Schedule 8.9, and all other Licenses (other than those set forth in Schedules 3.2 or 3.26 as of the date hereof), where the failure to obtain such Licenses would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, shall have been received, reissued or transferred or will remain in effect, as applicable, or with respect to any such Licenses that may not be obtained under applicable Legal Requirements prior to the Closing, assurances reasonably satisfactory to Buyer shall have been received from the applicable Governmental Bodies that such Licenses will be obtained promptly following the Closing.
     8.10. Escrow Agreement. Nexus Health Systems and the Escrow Agent shall have duly executed and delivered the Escrow Agreement to Buyer.
     8.11. Non-Compete, Non-Solicitation and Confidentiality Agreements. The Non-Compete, Non-Solicitation and Confidentiality Agreements shall be in full force and effect.
     8.12. Other Certificates. Buyer shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Buyer and counsel for Buyer, as Buyer shall have reasonably requested in connection with the transactions contemplated hereby.
     8.13. Resignations. All directors and officers of the Company and each Company Subsidiary (except those designated by Buyer) shall have executed and delivered to the Company and each Company Subsidiary, as applicable, resignations effective as of the Closing.
     8.14. No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of damages in connection with the transactions contemplated hereby or threatening to cause such transactions to be rescinded; (b) seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the Company; or (c) claiming to own an equity interest in the Company, or the option or other right to acquire an equity interest in the Company.
     8.15. FIRPTA Compliance. The Sellers shall have complied with Section 6.11.
     8.16. Medi-Cal Successor Liability Agreement. The Sellers shall have complied with Section 6.15 by executing the Successor Liability with Joint and Several Liability Agreement.
     8.17. Medicare Enrollment. Buyer shall have received such approvals of the partners as required under the applicable partnership agreement for the transfer or substitution of the General Partnership Interest in the Woodlands LP, Healthbridge Children’s Hospital – Houston, Ltd. and Healthbridge Children’s Hospital – Orange, CA LP in order to prevent such transfer or substitution to constitute a change of ownership of such entities under 42 C.F.R. § 489.18.

     8.18. Insurance Policies. The Sellers shall have resolved the gap and other insurance coverage issues disclosed in Exhibit H to Buyer’s reasonable satisfaction.
     8.19. Suspension of New Admissions. Sellers shall have provided written evidence to Buyer demonstrating that the suspension on new admissions to Healthbridge Children’s Hospital – Orange imposed by the California Department of Health Services by letter dated February 25, 2007 has been lifted.
     8.20. Audited Financial Statements. (a) The Sellers shall have delivered to Buyer (i) the audited consolidated balance sheets of Nexus Health Systems and its consolidated subsidiaries as of December 31, 2006, and the related statements of income and cash flows for the fiscal year ended December 31, 2006 (the “2006 Audited Financial Statements”), together with an unqualified audit report thereon by UHY Advisors, Inc., (ii) copies of the work papers for such audit as prepared by UHY Advisors, Inc., to the extent that such work papers are available to the Sellers and (b) the 2006 Audited Financial Statements will not be different in any material respect than the 2006 Unaudited Financial Statements.
     8.21. Purchase of Minority Partnership Interest. The Woodlands LP shall have acquired and paid for the Minority Partnership Interest in accordance with Section 6.19.
ARTICLE IX
CONDITIONS PRECEDENT TO
OBLIGATIONS OF THE SELLERS
     The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Nexus Health Systems), at or prior to the Closing, of each of the following additional conditions:
     9.1. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Closing Date as if made at and as of such date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date) and except where the failure of such representations and warranties to be true and correct would not prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated hereby, and Buyer shall have delivered to the Nexus Health Systems a certificate to such effect signed by a duly authorized officer of Buyer.
     9.2. Performance by Buyer. Each of the obligations of Buyer to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date, and, at the Closing Date, Buyer shall have delivered to the Nexus Health Systems a certificate to such effect signed by a duly authorized officer of Buyer.
     9.3. Secretary’s Certificates. Nexus Health Systems shall have received certificates, dated the Closing Date, duly executed by the respective Secretaries or Assistant Secretaries of Buyer, certifying as to: (a) the attached copy of the resolutions of Buyer, as applicable, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; and (b) the incumbency, authority and specimen signature of each officer of Buyer, as applicable, executing this Agreement or any other document or instrument contemplated hereby.
     9.4. Escrow Agreement. Buyer and the Escrow Agent shall have duly executed and delivered the Escrow Agreement to Nexus Health System.
     9.5. Other Certificates. Nexus Health Systems shall have received such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Nexus Health Systems and counsel for the Sellers, as Nexus Health Systems shall have reasonably requested in connection with the transactions contemplated hereby.
     9.6. No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of damages in connection with the transactions contemplated hereby or threatening to cause such transactions to be rescinded.
     9.7. Medi-Cal Successor Liability Agreement. The Buyer shall have complied with Section 6.15 by executing the Successor Liability with Joint and Several Liability Agreement.
ARTICLE X
TERMINATION
     10.1. Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:
          (a) by mutual consent of Buyer and Nexus Health Systems;
          (b) by Buyer if any of the conditions set forth in Article VII or Article VIII shall have become incapable of fulfillment, and shall not have been waived by Buyer;
          (c) by Nexus Health Systems if any of the conditions set forth in Article VII or Article IX shall have become incapable of fulfillment, and shall not have been waived by Nexus Health Systems; and
          (d) by either Buyer or Nexus Health Systems if the Closing has not occurred within 90 days of this Agreement; provided, however, that if the Closing has not occurred by such date because Buyer is awaiting receipt of (i) approvals or consents from Governmental Bodies for the consummation of the transactions contemplated by this Agreement or (ii) Licenses to conduct and operate the Business following the Closing, then such date shall be extended for an additional 60 days.
     10.2. Procedures and Effect of Termination. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party under the terms of this Agreement; provided that if such termination shall result from the breach by the non-terminating party of any representation or warranty, or the failure of the non-terminating party to perform a covenant of this Agreement, such party shall be fully liable for any and all damages incurred or suffered by the other parties as a result of such failure.
     10.3. Return of Documentation. Following termination of this Agreement, Buyer shall return all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) regarding the Company or any Company Subsidiary provided to Buyer or its Representatives in connection with the transactions contemplated by this Agreement. The Confidentiality Agreement shall remain in full force and effect following any termination of this Agreement.
ARTICLE XI
TAX MATTERS
     11.1. Preparation of Tax Returns Following Closing.
          (a) Following the Closing, Nexus Health Systems shall be responsible for (i) the preparation and filing of each Tax Return relating to income Taxes of the Company and each Company Subsidiary for all taxable periods ending on or before the Closing Date and (ii) except for Excess Company Taxes (which shall be the obligation of the Buyer), the payment of all Taxes in connection with filing such Tax Returns to the extent that such Taxes were not included as a current liability in the calculation of Net Working Capital as of the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice; provided, that the federal income Tax Return of the Woodlands LP that includes the purchase of all the limited partnership interest of the Woodlands LP pursuant to Section 6.19 shall include an election under Section 754 with respect to such purchase, and any analogous elections shall be made with respect to any state or local income Tax Returns. At least 45 days prior to the applicable filing deadline for each such Tax Return, Nexus Health Systems shall deliver such Tax Return to the Buyer for its review and approval. If Buyer disputes the manner in which any item was reflected on such Tax Return, it shall provide Nexus Health Systems with written notice of any such disputed items within 21 days following receipt of the draft Tax Return and, if Buyer and Nexus Health Systems are unable to resolve such dispute within 10 days thereafter, any unresolved issues shall be submitted to the Independent Accounting Firm for final resolution. The Buyer shall reimburse the Sellers for, and indemnify the Sellers from, any Excess Company Taxes.
          (b) Following the Closing, the Buyer shall be responsible for the preparation and filing of all Tax Returns of the Company and the Company Subsidiaries for which Nexus Health Systems is not responsible pursuant to Section 11.1(a) and the payment of all Taxes in connection with filing such Tax Returns. Each such Tax Return shall, to the extent it relates to a taxable period, or portion thereof, ending on or before the Closing Date, be prepared in a manner consistent with past practice. Nexus Health Systems shall reimburse Buyer for, and as provided in Section 11.2, indemnify Buyer from, the amount of Taxes payable with respect to such Tax Returns that are allocable to the portion of the taxable period up to and including the day before the Closing Date, determined in accordance with Section 11.2(b).

     11.2. Tax Indemnification.
          (a) After the Closing, the Sellers, jointly and severally (and subject to the provisions of Section 12.4(d), the Stockholders in accordance with their respective Indemnity Percentages) shall indemnify and hold harmless the Buyer Indemnitees from and against any Taxes or other Damages attributable to (i) except with respect to Excess Company Taxes, Taxes of the Sellers, the Company and each Company Subsidiary attributable to any taxable period ending on or before the day immediately preceding the Closing or, in the case of Taxes attributable to a taxable period that ends following, but includes, the day immediately before the Closing Date, the Taxes attributable to the portion of such period ending on the day immediately preceding the Closing Date and (ii) the Sellers’ share of any transfer Taxes payable under Section 11.4 below. Notwithstanding anything to the contrary set forth in this Agreement, the obligation of the Stockholders and the Sellers to indemnify the Buyer Indemnitees pursuant to this provision shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the subject matter hereof. For purposes of this Agreement, income Taxes and other Taxes based on gross or net income or receipts attributable to the portion of a taxable period ending on the day immediately preceding the Closing Date, in the case of a taxable period that includes (but does not end on) the day immediately before the Closing Date, shall be determined as if the taxable period ended on the day immediately preceding the Closing Date based on a closing of the books at the close of business on such date. For purposes of this Section 11.2(a), it shall be presumed that all gain or loss and other Taxable events attributable to the sale of the Partnership Interests is recognized on the day immediately preceding the Closing Date.
          (b) In the case of any real property, personal property or ad valorem Tax that is payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the day immediately preceding the Closing Date shall be deemed to equal the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire taxable period.
     11.3. Assistance and Records. The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Company or Company Subsidiary, (ii) any audit or other examination by any Taxing Authority, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes. Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material provided, granting reasonable access to, and furnishing to and permitting the copying by, any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. Nexus Health Systems will retain the right with the reasonable participation of the Company to conduct and resolve any audit, administrative or judicial proceeding relating to Taxes with respect to any period ending on or before the Closing Date. The Company will promptly notify Nexus Health Systems of any such audit, proposed adjustment or related matter that could affect the Stockholders’ Tax liability. The Company will retain and upon the request of Nexus Health

Systems provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim.
     11.4. Transfer Taxes. The Sellers shall pay one-half (1/2) and the Buyer shall pay one-half (1/2) of any transfer or similar Taxes, if any, imposed as a result of the transactions contemplated hereby.
ARTICLE XII
INDEMNIFICATION, ETC.
     12.1. Survival of Representations, Etc.
     The representations and warranties made by the Sellers and the Stockholders in this Agreement and in each of the other agreements, certificates and instruments delivered to Buyer pursuant to or in connection with the transactions contemplated by this Agreement and the covenant in Section 6.2(b), (c) and (h) shall survive the Closing and shall expire, together with the Buyer Indemnitees’ right to seek indemnification for breaches therefor pursuant to this Article XII, on the date which is eighteen (18) months following the Closing Date, except that (i) the representations and warranties contained in Sections 3.15 and 3.17, and the closing certificate delivered pursuant to Section 8.1 of this Agreement (insofar as the closing certificate relates to such representations and warranties), shall not expire until sixty (60) days after the relevant statute of limitations expires, (ii) the representations and warranties contained in Section 3.33, and the closing certificate delivered pursuant to Section 8.1 of this Agreement (insofar as the closing certificate relates to such representations and warranties), shall not expire until three (3) years following the Closing Date and (iii) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1 and 4.2, and the closing certificate delivered pursuant to Section 8.1 of this Agreement (insofar as the closing certificate relates to such representations and warranties) and all other covenants (except for Section 6.1, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9, 6.10, 6.12, 6.13 and 6.15, which shall expire at Closing) shall survive the Closing in perpetuity (the applicable date of such expiration being the “Seller Expiration Date”); provided, however, that if, at any time prior to the Seller Expiration Date, any Buyer Indemnitee delivers to Nexus Health Systems a written notice alleging the existence of an inaccuracy in or a breach of any of the representations, warranties or covenants made by the Sellers and/or the Stockholders (and setting forth in reasonable detail the basis for such Buyer Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 12.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable Seller Expiration Date until such time as such claim is fully and finally resolved. For the avoidance of doubt, if a Governmental Body commences an investigation of the Company or Company Subsidiaries alleging acts or omissions that constitute a breach of the representations contained in Section 3.33 or another Section of this Agreement, and the Buyer Indemnitees make a claim for indemnification therefor on or prior to the applicable Seller Expiration Date, then such claim shall survive the applicable Seller Expiration Date until such time as such claim is fully and finally resolved regardless of whether the governmental investigation had concluded before the end of the applicable Seller Expiration Date. The representations and warranties made by Buyer shall survive the Closing and shall expire, together with the Seller Indemnitees’ right to seek indemnification for breaches therefor pursuant to this Article XII, on the date which is eighteen (18) months following the Closing Date (the “Buyer Expiration Date”), except that the representations and warranties made by Buyer in Sections 5.1 and 5.2, and the closing certificate delivered pursuant to Section 9.1 of this Agreement (insofar as the closing certificate relates to such representations and warranties), shall survive the Closing in perpetuity; provided, however, that if, at any time prior to the Buyer Expiration Date, any Seller Indemnitee delivers to Buyer a written notice alleging the existence of any inaccuracy in or breach of any of the representations and warranties made by Buyer (and setting forth in reasonable detail the basis for such Seller Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 12.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable Buyer Expiration Date until such time as such claim is fully and finally resolved.
          (a) For purposes of this Agreement, each statement or other item of information set forth in any Schedule hereto shall be deemed to be a part of the corresponding representation and warranty made by the Sellers, Buyer, and the Stockholders, as the case may be, in this Agreement.
     12.2. Indemnification by the Sellers.
          (a) Subject to the limitations set forth in this Article XII, from and after the Closing, each Seller, jointly and severally, (and, subject to the provisions of Section 12.4(d), the Stockholders in accordance with their respective Indemnity Percentages) shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of or are connected with: (i) any misrepresentation in, inaccuracy in or breach of any representation or warranty of the Sellers set forth in this Agreement or in any agreement, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby; (ii) any breach of any covenant or obligation of the Sellers set forth in this Agreement or in any agreement, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, other than those covenants and obligations of the Sellers during the Pre-Closing Period as set forth in Article VI (except for a breach of Sections 6.2(b), (c) and (h), 6.6, 6.11, 6.14, 6.15, 6.16, 6.18 and 6.19, for which Buyer Indemnitees shall be entitled to indemnification hereunder); (iii) any liability arising out of Siemens Contracts; (iv) any liability arising out of acts or omissions occurring on or prior to the Closing Date relating to (A) any actual or alleged overpayment due to adjustments made after the Closing Date to the cost reports of the Sellers, the Company or any Company Subsidiary with respect to periods on or prior to the Closing Date (determined on an aggregate basis after first netting any applicable reserves for such liability set forth as a current liability on the Closing Date Balance Sheet and then taking into account, without duplication, any underpayments (other than underpayments reflected as current assets on the Closing Date Balance Sheet) owed to the Company or any Company Subsidiary due to adjustments made to such cost reports during the period from the Closing Date to the third anniversary of the Closing Date) and (B) any actual or alleged overpayment by any third party payor other than due to adjustments made to the cost reports filed by or on behalf of the Company or any Company Subsidiary on or prior to the Closing Date; (v) any Indebtedness to the extent such Indebtedness exceeds the amounts thereof used to calculate the Estimated

Purchase Price pursuant to Section 2.2; and any Transaction Fees and Expenses; (vi) any liability for severance obligations and related costs paid to any officer or employee of the Company or any Company Subsidiary upon termination after the Closing by such officer or employee of such officer’s or employee’s employment pursuant to agreements in effect prior to the Closing; (vii) any liability or obligation of the Sellers, the Company or any Company Subsidiary arising from events or circumstances, or relating to acts or omissions, which occur prior to the Closing and for which the Sellers, the Company or any Company Subsidiary would have been indemnified under its or their commercial general liability, automobile liability, workers’ compensation or professional malpractice or liability insurance policies (without regard to any deductible or self-insured retention) had such policies remained in effect indefinitely from and after the Closing; (viii) any liability or obligation arising out of the purchase by the Company of the Minority Partnership Interest or any violation of any Legal Requirement related to the acquisition or ownership of a partnership interest in the Woodlands LP; or (ix) enforcement by any Buyer Indemnitee of any of its indemnification rights under this Agreement.
          (b) Subject to the limitations set forth in this Article XII, from and after the Closing, each Stockholder , severally as to itself, shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of or are connected with: (i) any misrepresentation in, inaccuracy in or breach of any representation or warranty made such Stockholder set forth in this Agreement or in any agreement, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby; (ii) any breach of any covenant or obligation of such Stockholder set forth in this Agreement or in any agreement, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby; or (iii) enforcement by any Buyer Indemnitee of its indemnification rights under this Agreement.
          (c) Each of the Sellers and the Stockholders acknowledges and agrees that if the Company or any Company Subsidiary suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the equity interests of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
          (d) Any amount of Damages required to be indemnified pursuant to this Section 12.2 shall be deemed, to the extent permitted by law, an adjustment in the Purchase Price.
          (e) In the event that Buyer Indemnitees make a claim for indemnification hereunder and (i) Nexus Health Systems agrees with such claim in whole or in part or (ii) a court of competent jurisdiction finally determines that Buyer Indemnitees are entitled to indemnification under this Agreement, Nexus Health Systems shall no later than two (2) Business Days thereafter join with Buyer to deliver a joint written authorization to the Escrow

Agent authorizing and directing the Escrow Agent to deliver to Buyer from the Indemnity Escrow Funds the amount to which Buyer is entitled hereunder.
     12.3. Indemnification by Buyer and Company and the Company Subsidiaries. Subject to the limitations set forth in this Article XII, from and after the Closing, Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (i) any misrepresentation in, inaccuracy in or breach of any representation or warranty of Buyer set forth in this Agreement or any agreement, certificate or instrument furnished or to be furnished to the Sellers or the Stockholders pursuant hereto or in connection with the transactions contemplated hereby; (ii) any breach of any covenant or obligation of Buyer set forth in this Agreement or any agreement, certificate or instrument furnished or to be furnished to the Sellers or the Stockholders pursuant hereto or in connection with the transactions contemplated hereby; (iii) enforcement by any Seller or Stockholder of its indemnification rights under this Agreement) or (iv) any liability arising out of acts or omissions occurring after the Closing Date relating to Buyer’s use of any Medi-Cal provider number listed on Schedule 3.20(a) as permitted in Section 6.15 or any failure to comply with Legal Requirements for participation in the Medi-Cal program. From and after the Closing (and not in limitation of any other remedy Seller Indemnitees may have), Company and the Company Subsidiaries, jointly and severally, shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which solely arise from actions or omissions of the Company or any of the Company Subsidiaries taken after the Closing. Any amount of Damages required to be indemnified pursuant to this Section 12.3 shall be deemed, to the extent permitted by law, an adjustment in the Purchase Price. Any claims for indemnification pursuant to this Section 12.3 may only be made by Nexus Health Systems on behalf of any Seller Indemnitee.
     12.4. Limitations on Indemnification Obligations.
          (a) The Sellers and Stockholders shall not be liable to indemnify the Buyer Indemnitees for breaches of representations and warranties pursuant to Sections 12.2(a)(i) or 12.2(b)(i) (except for claims with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6(e), 3.15, 3.17, 3.34, 3.36, 4.1 and 4.2 and the closing certificates in Section 8.1 insofar as they relate to such representations and warranties (the representation and warranties contained in such sections and certificates being the “Seller Excluded Representations”)) until the aggregate Damages incurred by the Buyer Indemnitees for which indemnification may be sought but for this sentence exceeds $350,000 (the “Basket Amount”), at which point the Buyer Indemnitees shall only be entitled to seek indemnification for the amount by which such Damages exceed the Basket Amount. The Seller Indemnitees may not make any claim for indemnification for breaches of representations and warranties pursuant to Section 12.3(i) (except for claims with respect to Sections 5.1 and 5.2, and the closing certificates in Section 9.1 insofar as they relate to such representations and warranties (the representations and warranties contained in such sections and certificates being the “Buyer Excluded Representations”)) until the aggregate Damages incurred by the Seller Indemnitees for which indemnification may be sought but for this sentence exceeds the Basket Amount, at which point the Seller Indemnitees shall only be entitled to seek indemnification for the amount by which such Damages exceed the Basket Amount.
          (b) The aggregate indemnification obligation of the Sellers and the Stockholders for (i) breaches of representations and warranties (other than the Seller Excluded Representations) pursuant to Sections 12.2(a)(i) and 12.2(b)(i) and for breaches of the covenant in Section 6.2(b), (c) and (h) shall not exceed $12,225,000 (the “Cap Amount”) and (ii) breaches of the Seller Excluded Representations shall not exceed (together with the amount of any indemnification obligation arising under clause (i) of this Section 12.4(b)) the Purchase Price in the aggregate.
          (c) The aggregate indemnification obligations of Buyer for breaches of representations and warranties pursuant to Section 12.3(i) shall not exceed the Cap Amount; provided that this limitation shall not apply to breaches of the Buyer Excluded Representations.
          (d) After the Closing, Buyer shall first seek recovery with respect to claims for indemnification pursuant to Sections 11.2, 12.2(a) and 12.2(b) against the Escrow Funds (to the extent available) before seeking recovery directly from the Stockholders, and thereafter to the extent such claims are not fully satisfied out of the Escrow Funds Buyer shall be entitled to recover any such deficiency from the Sellers and/or the Stockholders in accordance with their respective Indemnity Percentages.
     12.5. No Contribution. Each Seller Indemnitor waives, and acknowledges and agrees that such Seller Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or any Company Subsidiary in connection with any indemnification obligation or any other liability to which he or it may become subject under or in connection with this Agreement.
     12.6. Mitigation.
          (a) The amount of Damages pursuant to this Article XII shall be reduced by the amount of any insurance proceeds actually received (net of (i) any out-of-pocket expenses, (ii) any increase in premiums, (iii) retroactive premiums, (iv) premium adjustments, or (v) any deductible incurred in obtaining such reduction). Notwithstanding any other provision in this Agreement including this Section 12.6, there shall be no affirmative obligation or duty on the part of any party to obtain insurance with respect to any aspect of their respective businesses, operations or assets. In connection with any Damages for which an Indemnitee may seek indemnification under this Article XII, such Indemnitee shall use its commercially reasonable efforts to seek and pursue any available insurance coverage that such Indemnitee may have in respect of such Damages. The amount of any Damage claimed by any Indemnitee hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by any Indemnitee and increased for any tax detriment suffered as a result of receipt of any indemnification payment. For purposes of this Agreement, the Indemnitee shall be deemed to have “actually realized” a net tax benefit to the extent that, and at such time as, the amount of Taxes payable by the Indemnitee is reduced below the amount of Taxes that the Indemnitee would have been required to pay but for payment or accrual in respect of such Damages.
     12.7. Demands. If any Indemnitee believes such Indemnitee is entitled to be indemnified by any Indemnitor pursuant to this Article XII with respect to any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party demand, assertion, claim, action or proceeding being referred to herein as a “Third Party Claim”), such Indemnitee agrees that, promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement with respect to such Third Party Claim, such Indemnitee will give prompt notice thereof in writing to Buyer, if the Indemnitee is any Seller Indemnitee, or to Nexus Health Systems, if the Indemnitee is any Buyer Indemnitee, together with a statement of such information respecting any of the foregoing as such party shall have. Such notice shall include a formal demand for indemnification under this Agreement. Failure of the Indemnitee to give such notice in a timely manner shall not relieve the Indemnitor from any liability which it may have on account of this Article XII or otherwise, except to the extent that the Indemnitor is materially prejudiced thereby.
     12.8. Right to Contest and Defend. The Indemnitor shall be entitled at its cost and expense to participate in the defense of any Third Party Claim for which it has received notice from the Indemnitee under Section 12.7 and, subject to the limitations set forth in this Section 12.8, shall be entitled to control and appoint lead counsel (reasonably satisfactory to the Indemnitee) for such defense; provided that the Indemnitor shall be entitled to control and appoint lead counsel only if (i) the claim involves (and continues to involve) solely monetary damages, (ii) the Indemnitor expressly agrees in writing to the Indemnitee that, as between the two, the Indemnitor is solely obligated to satisfy and discharge the claim and (iii) the Indemnitor makes reasonably adequate provision to satisfy the Indemnitee of the Indemnitor’s ability to satisfy and discharge the claim (the foregoing collectively, the “Litigation Conditions”) or fails to diligently contest, defend or litigate such claims in good faith; provided, however, that the Indemnitor shall forfeit the right to control the defense or settlement of any such claim if, at any time after assuming the defense or settlement thereof, the Indemnitor no longer satisfies the Litigation Conditions; provided, further, that notice of the intention to so control the defense or settlement shall be delivered by the Indemnitor to the Indemnitee within twenty (20) days (or sooner, if the nature of the Third Party claim so requires) from the date of receipt by the Indemnitor of notice by the Indemnitee of the assertion of the Third Party Claim. Any such contest may be conducted in the name and on behalf of the Indemnitor or the Indemnitee, as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnitor, but the Indemnitee shall have the right, but not the obligation, to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. Notwithstanding the foregoing, upon the election by the Indemnitor to assume the defense, the Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee, if and only to the extent that (i) the Indemnitor has not employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, (ii) the employment of counsel and the amount reimbursable therefor by the Indemnitee has been authorized in writing by the Indemnitor or (iii) representation of the Indemnitor and the Indemnitee by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. The Indemnitor shall have full authority to determine all action to be taken with respect to a Third

Party Claim the defense of which it has assumed in accordance with this Section 12.8; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any non-monetary relief whatsoever, other than the performance of purely ministerial tasks, and any settlement of a claim must include a full release of the Indemnitee. If the Indemnitor does not elect to assume the control of the defense of any such Third Party Claim, fails to notify the Indemnitee of its election as herein provided or fails to satisfy the Litigation Conditions, the Indemnitee may pay, compromise or defend such Third Party Claim; provided, however, that the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim.
     12.9. Cooperation. The Indemnitor and the Indemnitee agree to cooperate with each other and their respective counsel in contesting any Third Party Claim or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any other Person, including giving each other reasonable access to all information relevant thereto, subject to receipt of a reasonable confidentiality agreement. The Indemnitor shall be obliged to reimburse the Indemnitee for the reasonable out-of-pocket expenses related to such cooperation.
     12.10. Miscellaneous.
          (a) For purposes of determining whether there has been any inaccuracy in or breach of any representation or warranty by the Sellers, the Stockholders or the Buyer in this Agreement or in any agreement, certificate or instrument furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and for purposes of calculating the amount of Damages to which an Indemnitee is entitled as a result of any such inaccuracy or breach, such representation or warranty shall not be deemed qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or other similar qualification; provided, however, that this Section 12.10(a) shall not apply to the representations and warranties set forth in Sections 3.6(a), 3.9, 3.11(a), 3.12(b), 3.12(c) and 3.15(b)(vii) and the first sentence of Section 3.26(a).
          (b) No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing.
          (c) Notwithstanding anything to the contrary set forth herein, no limitation or condition of liability or indemnity shall apply to any rights or claims based upon fraudulent or intentional misrepresentation.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
     13.1. Schedules. The Schedules attached to this Agreement (i) shall not be construed as indicating that any matter disclosed therein is required to be disclosed, as some matters stated therein are given for informational purposes only, nor shall such disclosure be construed as an admission that such information is material to the Company or the Buyer, as the case may be, and (ii) shall be deemed to disclose any matter disclosed on any particular schedule on any other schedule where it is apparent on the face of the disclosure and without reference to any separate or independent document or information (other than the Schedules) that such disclosure would be specifically applicable to such other schedule.
     13.2. Release; Intercompany Obligations.
          (a) Each Stockholder , on his own behalf and on behalf of his heirs, beneficiaries, successors, assigns and representatives and all persons claiming under or through him or any of them, hereby releases effective at the Closing, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Company, the Company’s past and present parent and subsidiary corporations and all of their respective officers, directors, employees, shareholders, agents, and assigns (collectively, “Releasees”), arising from or relating any matter, cause or thing whatsoever occurring at any time on or prior to the Closing and relating to the Company or any Company Subsidiary (the “Released Claims”). Notwithstanding the foregoing, the term “Released Claims” shall not include (1) claims for accrued salary, benefits or vacation pay; or (2) claims under the Company’s 401(k) Plan.
          (b) Each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based on or arising from any of the Released Claims.
          (c) Each Stockholder represents and agrees that (i) he fully understands his rights to discuss all aspects of this Agreement with his private attorneys, (ii) he has availed himself of this right, (iii) he has carefully read and fully understands all of the terms of this Agreement, (iv) he has not transferred or assigned any rights or claims that he is hereby purporting to release herein, and (v) he is voluntarily, and with proper and full authority, entering into this Agreement. Each Stockholder represents that he has had a reasonable period of time to consider the provisions of this Agreement, and that he has considered them carefully before executing this Agreement.
          (d) If any provision of this Section 13.2 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Section 13.2 will remain in full force and effect. Any provision of this Section 13.2 held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
          (e) Effective at the Closing, all intercompany accounts receivable, accounts payable and other obligations and agreements between the Company and the Company Subsidiaries, on the one hand, and any of the Sellers, on the other hand, shall be cancelled and terminated in all respects such that there is no cost or liability thereunder from and after the Closing on the part of the Company or any Company Subsidiary.

     13.3. Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. After the Closing, the Sellers shall promptly transfer or deliver to Buyer (or at Buyer’s request, the Company or a Company Subsidiary) cash, checks (which shall be properly endorsed) or other property that Sellers may receive that is property of the Company or the Company Subsidiaries.
     13.4. Fees and Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation, consummation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, however, that the Sellers shall be responsible for any Transaction Fees and Expenses. Notwithstanding the foregoing, the Buyer shall be responsible for any filing fees payable in connection with filings made pursuant to the HSR Act.
     13.5. Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     13.6. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
If to Buyer:
Select Medical Corporation
4716 Old Gettysburg Road
Mechanicsburg, PA 17055
Attention: Ken Moore
Facsimile: (717) 303-0824
Copy to:
Select Medical Corporation
4716 Old Gettysburg Road
Mechanicsburg, PA 17055
Attention: Michael E. Tarvin
Facsimile: (717) 975-9981

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano
Facsimile: (215) 994-2222
If to the Sellers or the Stockholders:
c/o Nexus Health Systems, Inc.
One Riverway
Suite 600
Houston, TX 77056
Attention: John Cassidy, M.D.
Facsimile: (713) 355-6822
Copy to:
McDermott Will & Emery LLP
28 State Street
Boston, MA 02109-1775
Attention: Mark B. Stein
Facsimile: (617) 535-3800
     13.7. Confidentiality. At the Closing, the parties acknowledge and agree that the Confidentiality Agreement shall terminate and be of no further force and effect.
     13.8. Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.
     13.9. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     13.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     13.11. Governing Law; Consent to Jurisdiction. This Agreement, and all agreements, documents and instruments delivered pursuant hereto or incorporated herein, unless otherwise expressly provided therein, shall be governed by, and construed in accordance with, the internal laws of the State of New York (without giving effect to principles of conflicts of laws). Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court located in Chicago, Illinois (and in the absence of Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in Chicago, Illinois); provided, that, if neither the federal nor the state courts of Chicago, Illinois will accept such jurisdiction, the parties consent to the exclusive jurisdiction of the state courts located in

Wilmington, Delaware. Each party hereto, generally and unconditionally, accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such Legal Proceeding, including, without limitation, any objection based on the grounds of forum non conveniens, in any of the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such Legal Proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 13.6 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 13.6, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.
     13.12. Limitation of Liabilities. Except with respect to damages claimed by a third party, no party shall be entitled to indemnification pursuant to Sections 12.2 and 12.3 for any lost profits, punitive, consequential, special or indirect damages regardless of whether such party will be advised, will have other reason to know, or in fact will know of the possibility of the foregoing. Notwithstanding the foregoing, it is understood and agreed that the limitation on recovery of lost profits, punitive, consequential, special or indirect damages contained in the preceding sentence shall not limit a party’s ability to recover direct or general damages or change or have any bearing on the interpretation of what constitutes direct or general damages, it being understood that direct and general damages shall be given its normal meaning under the law.
     13.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party prior to the Closing Date; provided, that prior to the Closing Buyer may assign its rights and obligations hereunder to any Affiliate of Buyer, and after the Closing Date, Buyer may assign its rights and obligations under this Agreement in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person, but no such assignment shall relive Buyer of its obligations hereunder.
     13.14. Remedies Cumulative; Specific Performance. Except with respect to equitable claims, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     13.15. Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power,

right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     13.16. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     13.17. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Buyer, the Sellers and (solely as to any matter which affects the obligations of the Stockholders hereunder) the Stockholders.
     13.18. Severability. In the event that any provision of this Agreement or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     13.19. Parties in Interest. Except for the provisions of Section 11.2 and Article XII, none of the provisions of this Agreement is intended to confer upon any Person (other than the parties hereto and their respective successors and assigns (if any)) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     13.20. Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement executed by Buyer and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.
     13.21. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER: SELECT MEDICAL CORPORATION
By:	/s/ Michael E. Tarvin
	Name:	Michael E. Tarvin
	Title:	Executive Vice President

SELLERS: NEXUS HEALTH SYSTEMS, INC.
By:	/s/ J. W. Cassidy
Name: J. W. Cassidy Title: President and Chief Executive Officer

NEUROBEHAVIORAL MANAGEMENT SERVICES, L.L.C.
By:	/s/ J. W. Cassidy
	Name:	J. W. Cassidy rep. as President of
	Title:	General Partner

NEXUS HEALTH INC.
By:	/s/ J. W. Cassidy
	Name:	J. W. Cassidy
	Title:	President and Chief Executive Officer

STOCKHOLDERS:
/s/ J. W. Cassidy
John Cassidy, M.D.

/s/ Michelle E. Betcher
Michelle E. Betcher